Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST SOLAR, INC.,

FIRST SOLAR ACQUISITION CORP.,

OPTISOLAR INC.

AND

OPTISOLAR HOLDINGS LLC

MARCH 2, 2009

(continued)

-ii-

(continued)

-iii-

(continued)

*   *   *   *   *

Exhibit A	Form of Support and Consent Agreement	A-1-1
Exhibit B	Form of Hold Co Merger Agreement	B-1
Exhibit C	Form of Drop Down Agreement	C-1
Exhibit D	Escrow Agreement	D-1
Exhibit E-1	Representation Agreement	E-1-1
Exhibit E-2	Purchaser Representative Agreement	E-2-1
Exhibit F-1	Tax Representations of the Company	F-1-1
Exhibit F-2	Tax Representations of Parent and Merger Sub	F-2-1
Exhibit G	Closing Deliveries	G-1
Exhibit H	Required Consents and Novations	H-1
Exhibit I	Matters to be Covered in Opinion of Counsel to Parent and Merger Sub	I-1
Exhibit J	Matters to be Covered in Farella Braun + Martel LLP Opinion	J-1
Exhibit K	Form of Registration Rights Agreement	K-1

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 2, 2009 (this “Agreement”), is by and among First Solar, Inc., a Delaware corporation (“Parent”), First Solar Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), OptiSolar Inc., a Delaware corporation (the “Company”), and OptiSolar Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Hold Co”).1

BACKGROUND

A.            The board of directors of each of Hold Co, the Company and Parent has determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement and the transactions contemplated by this Agreement.

B.             In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Stockholders are executing and delivering Support and Consent Agreements in the form attached hereto as Exhibit A (each, a “Support Agreement”), and certain Company Stockholders are executing and delivering written consents in the forms attached to the Support Agreement (each, a “Written Consent”).

C.             Concurrently with the execution and delivery of this Agreement, Hold Co, the Company and Pincer Merger Subsidiary Inc., a newly formed, wholly-owned subsidiary of Hold Co (“Newco”), are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the “Hold Co Merger Agreement”) pursuant to which, prior to the Merger, Newco will be merged with and into the Company, with the Company being the surviving corporation of such merger, and all outstanding shares of Company Capital Stock will be converted, on a share for membership unit basis, into membership units in Hold Co having rights, preferences and privileges substantially identical to those of the Company Capital Stock and all the capital stock of Hold Co held by the Company will be canceled (the “Hold Co Merger”).

D.             Concurrently with the execution and delivery of this Agreement, the Company and OptiSolar Technologies Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, (the “Spin-Off Subsidiary”) are executing a drop down agreement in the form attached hereto as Exhibit C (the “Drop Down Agreement”) pursuant to which, among other things, the Company will transfer all of the assets and Liabilities of the Company and its Subsidiaries which are not Related to the Project Business to the Spin-Off Subsidiary (the “Drop Down”).

___________________________
1 Certain provisions of this Agreement have been conformed to reflect amendments to such provisions pursuant to the Closing Agreement among the parties hereto, OptiSolar Technologies Inc., First Solar Acquisition Corp. and Pincer Merger Subsidiary Inc., dated as of April 3, 2009.

E.              As a condition precedent to the Merger, prior to the Closing, the Company will distribute all of the issued and outstanding capital stock of the Spin-Off Subsidiary to Hold Co (the “Distribution”).

F.              The Company and Parent intend that the Merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Hold Co and the Company intend that the Hold Co Merger will be treated as a transaction described in Section 721(a) of the Code.

AGREEMENT

In consideration of the representations, warranties, covenants and other agreements in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the effective time of the Merger (the “Effective Time”), which shall be the time at which the Certificate of Merger is filed with the Delaware Secretary unless otherwise agreed by both parties and set forth in the certificate of merger, in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), if, as and when the Closing occurs.  The Company shall be the surviving corporation (sometimes referred to as the “Surviving Company”) in the Merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Pacific time on the third (3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article 5 (excluding the Closing Registration Statement Condition and other conditions that, by their terms, are to be satisfied on the Closing Date (which include, for avoidance of doubt, those set forth in Section 5.1(e) (The Hold Co Merger, the Drop Down and the Distribution)), but subject to the satisfaction or waiver of such conditions) or at such other time as the parties agree.  Notwithstanding anything to the contrary in this Agreement, the Closing Registration Statement Condition shall be satisfied after satisfaction or waiver of all other conditions set forth in Article 5 to the Merger.  The Closing shall take place at the offices of Covington & Burling LLP, One Front Street, San Francisco, CA 94111, or at such other location as the parties agree.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.3           Effects of the Merger.

(a)            At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b)            At the Effective Time, the certificate of incorporation of the Surviving Company, as in effect immediately prior to the Effective Time, shall be amended so as to contain only those provisions contained in the certificate of incorporation of Merger Sub until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that the name of the Surviving Company shall be the name of the Merger Sub immediately prior to the Effective Time until otherwise changed as provided by the DGCL and the certificate of incorporation of the Surviving Company.

(c)            At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Company and such by-laws; provided, however, that the name of the Surviving Company shall be the name of the Merger Sub immediately prior to the Effective Time until otherwise changed as provided by the DGCL, the certificate of the incorporation of the Surviving Company and such by-laws.

(d)            At the Effective Time, the officers and directors of Merger Sub, as constituted immediately prior to the Effective Time, shall be the officers and directors of the Surviving Company, for so long as provided under the DGCL, the certificate of incorporation of the Surviving Company and the by-laws of the Surviving Company.

(e)            At the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Company.

1.4           Effects on Capital Stock.  By virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or the holders of shares of capital stock of the Company (the “Company Capital Stock”), the following shall occur:

(a)            As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and is owned by the Company, Parent, Merger Sub or any of their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b)            As of the Effective Time, each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.  Each certificate formerly representing any such shares of Merger Sub Common Stock shall represent ownership of shares of common stock of the Surviving Company.

(c)            All shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.4(a)) shall be converted into the right to receive, at the Effective Time, the Closing Shares as and to the extent contemplated by Section 1.4(c)(ii) hereof.  As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate formerly representing any such shares of Company Capital Stock (“Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of such shares as allocated in this Section 1.4 upon surrender of such Certificate in accordance with Section 1.8.  “Merger Consideration” means the Closing Shares.

(i)                 The maximum aggregate number of shares of the Common Stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) issuable at the Effective Time (the “Closing Shares”), on account of all shares of Company Capital Stock outstanding immediately prior to the Closing (other than shares to be cancelled in accordance with Section 1.4(a)) and all rights (including options and warrants) to acquire shares of Company Capital Stock outstanding immediately prior to the Closing shall equal (a) (x) $400,000,000, plus (y) the aggregate amount of the Closing Project Business Payments plus (z) the French Amount, the Canadian Amount and the Italian Amount, divided by (b) the Parent Trading Price.  Twenty five percent (25%) of the Closing Shares to be issued under clause (i)(a)(x) above (the “Escrow Amount”) shall be withheld from the Merger Consideration payable pursuant to this Section 1.4 and shall be deposited at the Closing with an escrow agent reasonably acceptable to the Company and Parent (the “Escrow Agent”), in accordance with the Escrow Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), by and among Parent, the Escrow Agent and Hold Co.  The fund in which the Escrow Amount is held (the “Escrow Fund”) will be held and distributed in accordance with the terms of the Escrow Agreement and Article 7 of this Agreement.  A number of Closing Shares equal to (i) the Closing Payment Amount divided by (ii) the Parent Trading Price (the “Holdback Shares”) shall be withheld from the Merger Consideration by Parent until the 45th day following the Closing Date (the “Holdback Release Date”). On the Holdback Release Date, Parent shall issue, or cause to be issued, to Hold Co, a number of the Holdback Shares equal to (x) the original number of Holdback Shares minus (y) a number of Holdback Shares equal to (i) the Closing Payment Amount minus the Hold Co Payments divided by (ii) the Parent Trading Price.  Any remaining Holdback Shares shall be retained by Parent and shall not be payable hereunder as Merger Consideration and Parent shall have no right to seek indemnification for the accounts payable as to which such shares were retained as Losses pursuant to Article 7 except to the extent such Losses, with respect to a particular account payable, exceed the product of (i) the number of shares of Parent Common Stock reserved against such account payable and (ii) the Parent Trading Price.  With respect to each Holdback Lease, a number of Closing Shares equal to (i) the applicable Lease Holdback Amount divided by (ii) the Parent Trading Price (the “Lease Holdback Shares”) shall be withheld from the Merger Consideration by Parent until such Holdback Lease is terminated, with no remaining liability to the Company, or novated, so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Holdback Lease (the date five (5) Business Days following the receipt by Parent of written notice and evidence of such termination or novation from the Spin Off Subsidiary under any such lease, a “Lease Holdback Release Date”).  On a Lease Holdback Release Date, Parent shall issue, or cause to be issued, to Hold Co, a number of the Lease Holdback Shares equal to (i) the Lease Holdback Amount attributable to the applicable Holdback Lease divided by (ii) the Parent Trading Price.  In the event that any Holdback Lease with respect to the McClellan properties has not been terminated, with no remaining liability to the Company, or novated, so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Holdback Lease, on or prior to the six-month anniversary of the Closing Date, any remaining Lease Holdback Shares allocable to such McClellan lease minus an amount of such Lease Holdback Shares equal to (x) any amounts actually paid by the Spin-Off Subsidiary to the Company between the date of this Agreement and such six-month anniversary under the Master Sublease in respect of such McClellan lease divided by (y) the Parent Trading Price shall be retained by Parent and shall not be payable hereunder as Merger Consideration and Parent shall have no right to seek indemnification for the aggregate rent payable under the remaining term of such Holdback Lease as Losses pursuant to Article 7, and the remainder of the Lease Holdback Shares allocable to such McClellan lease shall be paid to Hold Co.  Upon the expiration of any other Holdback Leases, Parent shall deliver to Hold Co a number of Lease Holdback Shares allocable to such other Holdback Leases minus an amount of such Lease Holdback Shares equal to (x) any amounts required to be paid by the Spin-Off Subsidiary to the Company under the Master Sublease in respect of such other Holdback Leases and not so paid divided by (y) the Parent Trading Price. If any rent payments are made under the Master Sublease or by the Spin-Off Subsidiary or Hold Co under a Holdback Lease, then within 10 business days of receipt of such payment or notice of such payment, as the case may be, a number of Lease Holdback Shares allocable to the applicable Holdback Lease shall be released to Hold Co equal to (x) the amount of such rent payments divided by (y) the Parent Trading Price. In no event shall Parent or the Company have any right of setoff under this Agreement, the Drop Down Agreement or otherwise with respect to Parent Common Stock to be issued to Hold Co under this Section 1.4(c)(i).

(ii)               The Merger Consideration shall be allocated as follows:  All 100 shares of Company Capital Stock outstanding immediately prior to the Effective Time held by the Company’s sole stockholder at that time, Hold Co, shall be converted into the right to receive, and shall become exchangeable for the Closing Shares.

1.5           [Intentionally omitted].

1.6           Project Business Payments.  At least three but not more than five Business Days before the Closing, the Company will deliver to Parent a certificate, signed by the Chief Executive Officer of the Company (the “Project Business Payments Certificate”), setting forth the Project Business Payments, including the components thereof and supporting documentation (the “Closing Project Business Payments “).

1.7           Changes in Capital Structure.

(a)            If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change (other than the Hold Co Merger, the Drop Down or the Distribution) with respect to shares of Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide to the parties the economic effect contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(b)            If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Parent Common Stock occurring after the Effective Time, all references in this Agreement to the Holdback Shares and the Lease Holdback Shares shall be equitably adjusted to the extent necessary to provide to the parties the economic effect contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.8           Exchange of Certificates.

(a)            At or prior to the Closing, Parent shall deliver to Hold Co instructions for use in surrendering Certificates in exchange for consideration specified and allocated in Section 1.4.  Concurrently with the Closing, Hold Co shall surrender a Certificate for cancellation and, upon surrender of such Certificate for cancellation to Parent, and such other documents as may reasonably be required by Parent, the holder of such Certificate shall receive concurrently with the Closing in exchange therefor the Merger Consideration for which the shares formerly held by such holder are to be exchanged in accordance with Section 1.4 (less any shares of Parent Common Stock deposited in the Escrow Fund, less the Holdback Shares and the Lease Holdback Shares), and the certificates so surrendered shall be canceled.

(b)            All shares of Parent Common Stock issued in accordance with the terms of this Article 1 (including shares of Parent Common Stock deposited into the Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock which were outstanding immediately prior to the Closing.

1.9           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger and in lieu thereof Hold Co shall receive from Parent an amount of cash equal to the product (rounded upwards or downwards to the nearest whole cent) of such fraction of a share Hold Co would otherwise receive at the Parent Trading Price.

1.10         Dissenting Shares.

(a)            Shares of Company Capital Stock that are issued and outstanding immediately prior to the effective time of the Hold Co Merger and that are owned by stockholders who have properly perfected their appraisal rights in accordance with the provisions of applicable Law with respect to the Hold Co Merger are referred to herein as “Dissenting Shares”; provided that each such share shall cease to be a Dissenting Share if its holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights.

(b)            The Company shall give Parent (i) prompt notice of any objections to the Hold Co Merger filed in accordance with applicable Law received by the Company, withdrawals of such objections and any other instruments served in connection with such objections in accordance with applicable Law and received by the Company or its representatives, and (ii) the opportunity to participate in, but not direct, all negotiations and proceedings with respect to such objections under applicable Law consistent with the Company’s obligations thereunder.  Following the Closing, Hold Co shall direct all negotiations and proceedings with respect to such objections under applicable Law and the Company shall not, except with the prior written consent of Hold Co (which consent shall not be unreasonably withheld or delayed), (A) voluntarily make any payment or statement against interest with respect to any such objection, (B) offer to settle or settle any such objection, or (C) waive any failure by a former stockholder of the Company to timely deliver a written objection or to perform any other act perfecting appraisal rights in accordance with applicable Law.

(c)            Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares after the closing of the Hold Co Merger shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions), and any such payment shall be referred to herein as “Dissenting Shares Excess Payments,” and shall constitute “Losses” for purposes of Article 7.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company addressed to Parent, dated as of the date hereof and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which exceptions, in order to be effective, shall indicate the section and, if applicable, the subsection of this Article 2 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception, in which case such exceptions shall apply to such other representations and warranties as is reasonably apparent)), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that as follows:

2.1           Organization, Standing and Power.

(a)            Section 2.1(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Project Company and each other Subsidiary of the Company indicating (i) its jurisdiction of organization, (ii) its officers and directors, and (iii) the record owners of all of its issued and outstanding securities.  All of the outstanding securities of each Project Company are, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable.

(b)            Each of the Company, Hold Co, Newco, the Spin-Off Subsidiary and each Project Company is a corporation, partnership or limited liability company and, where applicable, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(c)            Each of the Company, Hold Co, Newco, the Spin-Off Subsidiary and each Project Company has the corporate power to own, lease and operate its properties and to conduct its business as currently conducted and the Company and each Project Company is duly qualified to do business and is in good standing in each U.S. jurisdiction set forth opposite the name of  such company in Section 2.1(a) of the Company Disclosure Letter.  Each of the Company, Hold Co, Newco, the Spin-Off Subsidiary and each Project Company is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(d)            None of the Company, Hold Co, Newco, the Spin-Off Subsidiary or any Project Company is in violation of any of the provisions of its organizational documents.

(e)            Section 2.1(e) of the Company Disclosure Letter sets forth a list of the Company’s officers and directors.

(f)             Other than the Project Companies listed on Section 2.1(a) of the Company Disclosure Letter, Newco, Hold Co and the Spin-Off Subsidiary, the Company does not (and has not) directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

(g)            There are no Contracts, to which any Project Company is a party or by which it is bound obligating any Project Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of such Project Company or obligating such Project Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Project Company.

(h)            With respect to each Project Company, since the formation date of such Project Company, such Project Company has engaged solely in the business of developing, financing, constructing and/or operating the Project for which it was formed (such Project Company’s “Project Company Business”), and no Project Company has engaged in any other business, incurred any capital expense or acquired any real or personal property other than specifically Related to the Project Business.

2.2           Capital Structure.

(a)            As of the date hereof and until immediately prior to the closing of the Hold Co Merger, the authorized capital stock of the Company shall consist of (i) 325,000,000 shares of Company Common Stock, (ii) 29,075,000 shares of Senior Convertible Preferred Stock, 3,750,000 shares of which have been designated “Senior Preferred A-1 Stock,” 1,125,000 shares of which have been designated “Senior Preferred A-2 Stock” and 24,200,000 shares of which have been designated “Senior Preferred B-1 Stock,” and (iii) 13,810,000 shares of Junior Convertible Preferred Stock, 4,000,000 shares of which have been designated “Junior Preferred A-1 Stock,” 5,325,000 shares of which have been designated “Junior Preferred A-2 Stock,” 525,000 shares of which have been designated “Junior Preferred A-3 Stock,” 350,000 shares of which have been designated “Junior Preferred A-4 Stock,” 450,000 shares of which have been designated “Junior Preferred A-5 Stock,” 760,000 shares of which have been designated “Junior Preferred A-6 Stock” and 2,400,000 shares of which have been designated “Junior Preferred A-7 Stock.”  As of the date hereof and until immediately prior to the closing of the Hold Co Merger, there shall be issued and outstanding 55,898,640 shares of Company Common Stock, 3,750,000 shares of the Company’s Senior Preferred A-1 Stock, 1,125,000 shares of the Company’s Senior Preferred A-2 Stock, 15,785,932 shares of the Company’s Senior Preferred B-1 Stock, 3,966,437 shares of the Company’s Junior Preferred A-1 Stock, 5,322,382 shares of the Company’s Junior Preferred A-2 Stock, 525,000 shares of the Company’s Junior Preferred A-3 Stock, 350,000 shares of the Company’s Junior Preferred A-4 Stock, 450,000 shares of the Company’s Junior Preferred A-5 Stock, 722,665 shares of the Company’s Junior Preferred A-6 Stock and 2,400,000 shares of the Company’s Junior Preferred A-7 Stock.  As of immediately prior to the Closing and following the closing of the Hold Co Merger, (i) the authorized capital stock of the Company will consist of 100 shares of Company Common Stock, all of which will be issued and outstanding and held by Hold Co and (ii) there will exist no (w) options, warrants, calls, subscription rights or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in, the Company or securities convertible into or exchangeable for such shares or other equity interests, (x) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (y) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company.

(b)            As of immediately prior to Closing, the outstanding membership units of Hold Co will consist of 55,898,640 common membership units, 3,750,000 Senior Preferred A-1 membership units, 1,125,000 Senior Preferred A-2 membership units, 15,785,932 Senior Preferred B-1 membership units, 3,966,437 Junior Preferred A-1 membership units, 5,322,382 Junior Preferred A-2 membership units, 525,000 Junior Preferred A-3 membership units, 350,000 Junior Preferred A-4 membership units, 450,000 Junior Preferred A-5 membership units, 722,665 Junior Preferred A-6 membership interests and 4,000,000  Junior Preferred A-7 membership units.

(c)            There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or Company Preferred Stock.  Each share of Company Preferred Stock is convertible into Company Common Stock on a one-to-ten basis except for the Senior Preferred B-1 Stock which is convertible into Company Common Stock on a one-to-one basis.  There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Company Preferred Stock set forth in Company’s Eleventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).  Section 2.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list (with names and addresses) of (i) all of the Company’s record holders as of the date hereof, the number of shares, warrants, options or other rights owned of record by each and the total number of shares of Company Common Stock reserved and available for future grant under the Company’s 2006 Incentive Stock Plan (the “Company Stock Plan”), and (ii) any Persons with rights to acquire Company securities (including all holders of outstanding Company Options, whether or not granted under the Company Stock Plan), the exercise or vesting schedule, exercise price, and tax status of such options under Section 422 of the Code.

(d)            All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances created by statute, the Company’s organizational documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.  Except for (A) outstanding Company Options to purchase 17,916,770 shares of Company Common Stock under the Company Stock Plan, (B) outstanding Company Options to purchase 11,385,000 shares of Company Common Stock issued outside of the Company Stock Plan, and (C) outstanding shares Company Preferred Stock, there are no Contracts to which the Company or any of its Subsidiaries is a party, or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock and/or Company Options or obligating the Company to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such Contract.  Except as set forth in Section 2.2(d) of the Company Disclosure Letter and to the knowledge of the Company, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock other than this Agreement and the Support Agreements.  All outstanding Company securities were issued in compliance with all applicable securities Laws.

(e)            Except for the Company Stock Plan and outside the plan options, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person.  The Company has reserved as of the date hereof 40,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company, upon the exercise of options granted under the Company Stock Plan, of which 3,244,000 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, vested options.  The Company Stockholders have properly approved the Company Stock Plan and the grants made thereunder.

(f)             As of the date hereof, the authorized capital stock of Hold Co consists of 100 membership units, all of which are issued and outstanding and owned beneficially and of record by the Company.  As of the date hereof, the authorized capital stock of Newco consists of 100 shares of common stock, all of which are issued and outstanding and owned beneficially and of record by Hold Co.  As of the date hereof, the authorized capital stock of the Spin-Off Subsidiary consists of 100 shares of common stock, all of which are issued and outstanding and owned beneficially and of record by the Company.  Hold Co and Newco were formed for the purpose of effecting the Hold Co Merger. Neither Hold Co nor Newco owns any asset or is subject to any Liability other than those necessary to effect the Hold Co Merger.

2.3           Authority; Noncontravention; Government Authorization.

(a)            Except for the Required Hold Co Merger Vote and the Required Vote, the Company has all requisite corporate power and authority to enter into this Agreement, the Hold Co Merger Agreement and the Drop Down Agreement, to perform its obligations hereunder and thereunder, including entering into and performing any additional Contracts contemplated hereby or thereby to which it is a party, to consummate the transactions contemplated hereby and thereby and to consummate the Distribution.  The execution and delivery of this Agreement, the Hold Co Merger Agreement, the Drop Down Agreement, and any additional Contracts contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby by the Company and the consummation of the Distribution have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement, the Hold Co Merger Agreement and the Drop Down Agreement, and any additional Contracts being delivered herewith or therewith to which the Company is a party, have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, each constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)            Except for the Required Hold Co Merger Vote, Hold Co and Newco, with respect to the Hold Co Merger Agreement, have all requisite corporate power and authority to enter into this Agreement and the Hold Co Merger Agreement, to perform their obligations hereunder and thereunder, including entering into and performing any additional Contracts contemplated hereby or thereby to which either is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement, the Hold Co Merger Agreement, and any additional Contracts contemplated hereby or thereby to which either is a party and the consummation of the transactions contemplated hereby and thereby by Hold Co and Newco have been duly authorized by all necessary corporate action on the part of Hold Co and Newco.  This Agreement and the Hold Co Merger Agreement, and any additional Contracts being delivered herewith or therewith to which the Company is a party, have been or will be duly executed and delivered by Hold Co and Newco, with respect to the Hold Co Merger Agreement, and, assuming due authorization, execution and delivery by the other parties thereto, each constitute the valid and binding obligation of Hold Co and Newco, with respect to the Hold Co Merger Agreement, enforceable against Hold Co and Newco, with respect to the Hold Co Merger Agreement, in accordance with their terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)            The execution and delivery by the Company, Newco and Hold Co of this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement (to the extent each is a party to such agreement) and any additional Contracts contemplated hereby or thereby to which the Company, Newco or Hold Co are or will be party do not, and the consummation of the transactions contemplated hereby and thereby by the Company, Newco or Hold Co will not, (i) result in the creation of an Encumbrance on any properties or assets of Hold Co, the Company or any of their respective Subsidiaries, or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the organizational documents of Hold Co, Newco, the Company or any of their respective Subsidiaries, or (B) any Permit or Law applicable to Hold Co, Newco the Company or any of their respective Subsidiaries or any of their respective properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each a “Governmental Entity”) is required by or with respect to the Company, Newco, Hold Co or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement, any additional Contracts contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, except for (w) the filing of the Certificate of Merger and the certificate of merger effecting the Hold Co Merger, (x) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any required foreign antitrust filing, and (y) compliance with any applicable requirements of the Securities Act, the Exchange Act, state securities and “blue sky” laws.

(d)            The execution and delivery by the Company, Newco and Hold Co of this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement and any additional Contracts contemplated hereby or thereby to which the Company, Newco or Hold Co are or will be a party do not, and the consummation of the transactions contemplated hereby and thereby by the Company, Newco or Hold Co will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, payment of additional amounts or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with any Contract to which Hold Co, Newco, the Company or any of their respective Subsidiaries is a party.

2.4           Financial Statements.

(a)            The Company has delivered to Parent its consolidated financial statements audited by PriceWaterhouseCoopers as at and for the years ended December 31, 2006 and 2007 and its unaudited consolidated balance sheet and statement of operations as at and for the twelve-month period ended December 31, 2008 (the “Financial Statements”).  The Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by GAAP), and (b) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to (i) the absence of footnotes and (ii) year-end adjustments, which may be material).  The Company has made no Accounting Change (as defined in Section 8.4(a)) since December 31, 2007, except as described in the Financial Statements or required by GAAP.

(b)            Section 2.4(b) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all pre-payments, deposits, payments for land rights, permits, letters of credit in support of PPA’s, and similar payments made by the Company or any of its Subsidiaries Related to the Project Business (collectively, the “Project Pre-Payments”).

(c)            Section 2.4(c) of the Company Disclosure Letter sets forth a good faith estimate of any Project Business Payments made between January 1, 2009 and the date hereof.

2.5           Absence of Certain Changes; Undisclosed Liabilities.

(a)            Other than with respect to the Drop Down, the Distribution and the Hold Co Merger, since December 31, 2008 (the “December 31 Balance Sheet Date”) the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business, and there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect or a Project Material Adverse Effect.  In addition, from the December 31 Balance Sheet Date until the date hereof neither the Company nor any of its Subsidiaries has:

(i)                Caused or permitted any amendments to its organizational documents;

(ii)               Declared or paid any dividends on or made any other distributions, other than cash dividends between the Company and its Subsidiaries (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except in accordance with the ordinary course of business under the Company Stock Plan;

(iii)              Made any loans or advances (including prepayments) to, or any investments in or capital contributions to, or forgiven or discharged in whole or in part any outstanding loans or advances of, any Person;

(iv)              Granted any exclusive rights of any type or scope with respect to the Project Business;

(v)               Sold, leased, licensed or otherwise disposed of or encumbered any of the Project Assets; or

(vi)              Taken or agreed in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 2.5(a).

(b)            Neither the Company nor any of its Subsidiaries has any material Financial Liabilities of any nature, whether matured or unmatured, fixed or contingent, determined or undetermined, known or unknown (whether or not required to be reflected in accordance with GAAP) other than (i) those set forth or adequately provided for in the balance sheet as of December 31, 2008 included in the Financial Statements, (ii) those incurred in the ordinary course of business since the December 31 Balance Sheet Date and (iii) those pursuant to the terms of Contracts disclosed in the Company Disclosure Letter or incurred pursuant to the terms of Contracts that are not required to be disclosed in the Company Disclosure Letter.

(c)            Immediately following the Closing, neither the Surviving Company nor any Project Company will have any Financial Liabilities of any nature, whether matured or unmatured, fixed or contingent, determined or undetermined, known or unknown (whether or not required to be reflected in accordance with GAAP) other than those (i) permitted to be incurred in compliance with Section 4.2 and Related to the Project Business, (ii) that Parent and the Company together have agreed in writing should be retained by the Surviving Company or its Subsidiaries (those described in subsection (ii) the “Permitted Retained Liabilities”) and (iii)  those pursuant to the terms of Project Contracts disclosed in the Company Disclosure Letter or incurred pursuant to the terms of Projects Contracts that are not required to be disclosed in the Company Disclosure Letter; provided that, in each case specified in clause (iii), neither the Company nor any of its Subsidiaries is in breach of, or default under, any such Contracts.  For the avoidance of doubt, nothing in this Section 2.5(c) shall limit, adjust or impair the inclusion of Project Business Payments in the calculation of the Merger Consideration as set forth in Section 1.4(c).

(d)            Section 2.5(b) and Section 2.5(c) do not relate to litigation or environmental matters, which are the subjects of Section 2.6 and Section 2.18, respectively.

2.6           Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of the Company, investigation pending before any Governmental Entity or arbitrator, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Project Assets or other assets of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective officers or directors (in their capacities as such).  There is no judgment, decree or order against the Company or any of its Subsidiaries, any of the Project Assets, or, to the knowledge of the Company, any of the directors or officers of the Company or any of its Subsidiaries (in their capacities as such), that would reasonably be expected to prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger, or that, individually or in the aggregate with any such other judgments, decrees and orders, would reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.  This section does not relate to matters with respect to Taxes, which are the subject of Section 2.9, or to employee matters, which are the subject of Section 2.10 and 2.11.

2.7           Restrictions on Business Activities.  There is no Project Contract (including covenants not to compete), judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or expressly restricting (i) any current or currently proposed future business practice of the Company or any Project Company, any acquisition of property (tangible or intangible) by the Company or any Project Company or the conduct of business of the Company or any Project Company, in each case, as currently conducted or as currently proposed to be conducted by the Company or any Project Company, or (ii) the conduct by the Company or any of the Project Companies after the Closing of their respective businesses as conducted as of the date immediately prior to the date hereof, or (iii) the conduct of Parent or any of its Subsidiaries after the Closing of their respective businesses as currently conducted.  Without limiting the generality of the foregoing, neither the Company nor any Project Company has entered into any Contract that includes a “most favored pricing” or similar clause restricting the right of the Company or any Project Company to operate their respective business or that in any manner restricts Company or any Project Company from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or currently proposed customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.8           Intellectual Property.

(a)            The Company or one of its Subsidiaries, other than the Spin-Off Subsidiary and its Subsidiaries, owns, licenses or otherwise has sufficient rights to use all Intellectual Property used in or necessary for the conduct of the Project Business and each Project Company Business, both as currently conducted (the “Project IP Rights”).  Except as set forth in Section 2.8(b) of the Company Disclosure Letter or provided for under Section 4.8 of the Drop Down Agreement, all Project IP Rights that are owned by the Company or any of its Subsidiaries are owned solely and exclusively and free and clear of any and all Encumbrances.

(b)            Section 2.8(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of (1) all Intellectual Property that is registered with or issued by a Governmental Entity (or a registrar of domain names) or that is subject to an application for registration with or issuance by a Governmental Entity and included among the Project IP Rights (the “Project Registered Intellectual Property”) and (2) all material unregistered Trademarks included among the Project IP Rights.  For each listed item, Section 2.8(b) of the Company Disclosure Letter indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is registered or application for registration has been filed, registration or application number, and the filing and expiration dates thereof.

(c)            Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger, the Drop Down, the Distribution, the Hold Co Merger or the other transactions contemplated by this Agreement, the Hold Co Merger Agreement or the Drop Down Agreement will impair the rights of the Company or any of its Subsidiaries in any Project IP Right or portion thereof.  Neither the Company nor any of its Subsidiaries is paying any royalties, honoraria, fees or other payments to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Project IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement or the Drop Down Agreement.

(d)            The operation of the Project Business and each Project Company Business as currently conducted does not (i) violate any Contract between the Company or any of its Subsidiaries and any third party, (ii) infringe or misappropriate any Intellectual Property right of any third party or (iii) constitute unfair competition or trade practices under applicable Law, nor does there exist any Basis therefor.  Neither the Company nor any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any oral notice) asserting that any of the Project IP Rights or the conduct of the Project Business or any Project Company Business conflicts with or infringes, or would conflict with or infringe, the Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any oral notice) from any third party offering a license under any such third party Intellectual Property or other right to avoid litigation or other claims.  To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Project IP Rights owned by the Company or any of its Subsidiaries by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(e)            The Company and its Subsidiaries have taken all commercially reasonable steps consistent with industry standard practices to (i) protect, preserve and maintain the secrecy and confidentiality of Trade Secrets in the Project IP Rights, and (ii) preserve and maintain all of the Company’s and its Subsidiaries’ proprietary rights included among Project IP Rights.

(f)             All current employees of the Company and each of its Subsidiaries who contributed to the creation or the development of any Project IP Rights or have access to the same have executed confidentiality agreements for the benefit of the Company or any of its Subsidiaries, as applicable, substantially in the form of the Company’s standard form(s) for the relevant jurisdiction, which forms are attached to Section 2.8(f) of the Company Disclosure Letter (an “IP Agreement”), and all former employees of the Company and each of its Subsidiaries who contributed to, the creation or the development of any Project IP Rights have executed such an agreement in substantially such standard form(s).  No current or former employee, officer, director, consultant or advisor of the Company or any of its Subsidiaries (i) has any right, license, claim or interest whatsoever in or with respect to any Project IP Rights, or (ii) to the knowledge of the Company, is in material violation of any material term of any IP Agreement entered into with the Company or any of its Subsidiaries.  To the knowledge of the Company, no employee, officer, director, consultant or advisor of the Company or any of its Subsidiaries is in material violation of any term of any employment Contract or any other Contract, or any restrictive covenant, relating to the right to use Trade Secrets or proprietary information of others, and the employment of any such Person by the Company or any of its Subsidiaries does not subject any of the Company or any of its Subsidiaries to any Liability to any third party.

(g)            No Governmental Entity, university, college or other education institution or research center has any right to, ownership of or right to royalties for any Project IP Rights.

(h)            No Project IP Rights have been acquired by the Company or any of the Project Companies from any third party.

(i)             To the knowledge of the Company, the Project Registered Intellectual Property (other than applications for Patents or Trademarks) are valid and enforceable, and, to the knowledge of the Company, none of the Project IP Rights has been adjudicated invalid or unenforceable, in whole or in part.  None of the Project IP Rights are subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute where the Company or any of its Subsidiaries is a party.  There are no actions that must be taken by the Company or any of its Subsidiaries with any Governmental Entity with respect to any of the Project Registered Intellectual Property within 60 days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles, for the purposes of maintaining, preserving or renewing any Project Registered Intellectual Property.

2.9           Taxes.

(a)            “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person.  “Tax Return” means any return, statement, report or form (including estimated Tax Returns and reports, withholding Tax Returns and reports and information returns and reports) required to be filed with respect to Taxes.

(b)            The Company and each of its Subsidiaries, and any consolidated, combined, unitary, aggregate or affiliated group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member, have properly completed and timely filed all income, franchise and other Tax Returns required to be filed by them.  All such Tax Returns are true and correct in all respects and have been completed in accordance with applicable Law and the Company and each of its Subsidiaries have paid or withheld and paid to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns).  The Company has never filed, and is not obligated to file, any consolidated, combined, unitary, aggregate or affiliated Tax return for U.S. federal income Tax or any other Tax purpose.

(c)            The balance sheet as of December 31, 2008 included in the Financial Statements reflects all unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the December 31 Balance Sheet Date.  Neither the Company nor any of its Subsidiaries has any Liability for unpaid Taxes accruing after the December 31 Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the December 31 Balance Sheet Date.

(d)            There is (i) no claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in an Encumbrance against the property of the Company or any of its Subsidiaries, and there is no such Encumbrance for Taxes outstanding, other than Encumbrances for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or any of its Subsidiaries being conducted by a Tax Authority and no written notice (and, to the knowledge of the Company, no oral notice) of any such audit being commenced that has been received by the Company or any of its Subsidiaries, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect.  Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.

(e)            Neither the Company nor any of its Subsidiaries has (i) been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) in accordance with Section 481 or Section 108(i) of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger, (ii) filed, or was required to file, any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), (iv) ever been a member of a consolidated, combined, unitary aggregate or affiliated group of which the Company was not the ultimate parent company, (v) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, (vi) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, (vii) any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law) or otherwise, as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries, or (viii) taken or agreed to take any action not provided for in this Agreement (nor does the Company or any of its Subsidiaries have knowledge of any fact or circumstance whether or not specified or provided for in this Agreement) that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)             Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement with any party, nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement.

(g)            Each of the Company and each of its Subsidiaries has withheld or collected and timely paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) closing agreement described in Section 7121 of the Code or any corresponding provision of state or foreign Law executed on or prior to the Closing Date, or (iv) change in method of accounting to a taxable period ending on or prior to the Closing Date.

(i)             Section 2.9(i) of the Company Disclosure Letter lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after January 1, 2005, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(j)             None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(k)            None of the Real Property as to which the Company or any of its Subsidiaries is obligated, contractually or by Law, to pay ad valorem taxes, (i) is subject to rollback Taxes, Tax penalties, or Tax assessment increases, or (ii) has been or is entitled to a preferential or special real estate Tax assessment or Tax treatment.

(l)             Neither the Company nor any of its Subsidiaries will realize any gain for U.S. federal income Tax purposes or any other Tax purposes, nor will any other Taxes arise, as a result of the Distribution, the Hold Co Merger, any of the transactions contemplated by the Drop Down Agreement or any transfer of assets that is undertaken in order to separate the assets that will be held, directly or indirectly, by the Company or any Project Company following the Distribution from the assets that will not be so held.

(m)           There are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Canadian Tax Act, or any equivalent provision under applicable provincial Law, to the Company or any Project Company.  The Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Canadian Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or any of its Subsidiaries for any period ending after the Closing Date.

(n)            For all transactions between the Company or any of its Subsidiaries, on the one hand, and any non-resident Person with whom the Company or any of its Subsidiaries were not dealing at arm’s length, for the purposes of the Canadian Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company or any of its Subsidiaries have made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Canadian Tax Act.

(o)            Neither the Company nor any of its Subsidiaries are subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes in any jurisdiction.

(p)            To the knowledge of the Company and its Subsidiaries, no inquiry or claim has ever been made by a Government Entity in respect of Taxes in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax in that jurisdiction.

(q)            The Company and the Project Companies have not, and have not been deemed to have for purposes of the Canadian Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or company with whom it does not deal at arm’s length within the meaning of the Canadian Tax Act.

(r)             No stock in the Company is owned by any Subsidiary of the Company.

(s)            Section 351(a) of the Code shall apply to the Drop Down.

(t)             All U.S. domestic Subsidiaries of the Company are, and have always been disregarded entities for U.S. federal income tax purposes, and no election has been made to change the default classification for U.S. federal income tax purposes of any non-U.S. Subsidiary of the Company.

2.10         Employee Benefit Plans.

(a)            Section 2.10(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (as defined in Section 8.4), (ii) all other currently effective severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar Contract related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants or independent contractors of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers or contributions (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).  The Company has no Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.  All Employee Plans will be terminated in accordance with their terms or transferred to the Spin-Off Subsidiary at or prior to the Closing, without any Liability to the Company or any of its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries).

(b)            Neither the Company nor any of its Subsidiaries currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code,  a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c)            No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(d)            Except for the Company’s Subsidiaries, no other entity or trade or business is, or at any time within the past six years has been, treated, together with the Company, as a single employer under Section 414 of the Code or as a controlled group under Section 4001 of ERISA.

(e)            Copies of the following materials have been delivered to Parent:  (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination letter or opinion letter from the IRS with respect to any of the Employee Plans that have received a determination letter or opinion letter, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, and (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan.

(f)             Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(g)            Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(h)            With respect to each group health plan benefiting any current or former employee of the Company or its Subsidiaries that is subject to Section 4980B of the Code, the Company and each Subsidiary has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)             There is no pending or, to the Company’s knowledge, threatened assessment, complaint, proceeding, or, to the knowledge of the Company, investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(j)             Neither the execution and delivery of this Agreement or the Drop Down Agreement nor the consummation of the transactions contemplated hereby or thereby or the consummation of the Distribution or the Hold Co Merger will, alone or in connection with any other event, (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Plan, (ii) increase any compensation or benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits to any extent under any Employee Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.  No benefit or payment under any Employee Plan or other severance or compensation arrangement that is “contingent” (within the meaning of Section 280G(b)(2)(i) of the Code) on this Agreement, the Drop Down Agreement or the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger will, either independently or when aggregated with all other amounts payable to any individual, constitute an “excess parachute payment” (as defined under Section 280G(b)(1) of the Code).

(k)            The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States.  Each Foreign Plan complies with all applicable Law (including, without limitation, applicable Law regarding the form, funding and operation of the Foreign Plan) in all material respects.  All contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing.  There are no actions, suits or claims pending or threatened with respect to the Foreign Plans (other than routine claims for benefits).

2.11         Employee Matters.

(a)            Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice).  The Company has not received written notice (or, to the knowledge of the Company, any oral notice) of any pending claims against the Company and/or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

(b)            Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, neutrality agreement, card-check agreement or other labor union Contract, no collective bargaining agreement, neutrality agreement, card-check agreement or other labor union Contract is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization.  Neither the Company nor any of its Subsidiaries is aware of any activities or proceedings of any labor union or to organize their respective employees.  To the knowledge of the Company, there is no labor dispute, threatened strike or work stoppage against the Company or any of its Subsidiaries pending or threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.

(c)            The Company has provided Parent a true, correct and complete list of the names, positions and rates of compensation of each of the employees of the Company or its Subsidiaries whose responsibilities are primarily Related to the Project Business (the “Project Employees”), showing each such person’s name, position, employer, location of employment, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year and whether that person has an employment contract with the Company or any of its Subsidiaries.  Copies of all employment contracts entered into by the Company or any of its Subsidiaries have been delivered to Parent.  Except as contemplated by this Agreement or the Drop Down Agreement, no employee of the Company or any of its Subsidiaries has given written notice (or, to the knowledge of the Company, any oral notice) to the Company or any of its Subsidiaries, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company, any of its Subsidiaries or the Surviving Corporation.  The employment of each of the employees of the Company or any of its Subsidiaries is “at will” and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

(d)            All individuals employed by the Company and its Subsidiaries as of the Closing in the United States will be, and all former employees of the Company and its Subsidiaries in the United States whose employment terminated, voluntarily or involuntarily, within three years prior to the date of this Agreement, were, legally authorized to work in the United States.  The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement, and the Company has complied with anti-discrimination provisions of the IRCA.  Further, except to the extent that the statute of limitations under IRCA has lapsed, at all times prior to the date of this Agreement, the Company was in compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

2.12         Related Party Transactions.  No officer or director or, to the knowledge of the Company, any Company Stockholder (nor, to the knowledge of the Company, any immediate family member of any of such Persons; any trust, partnership or company in which any of such Persons has or has had an interest; or any Affiliated investment fund of any director), has since January 1, 2006, directly or indirectly, any financial interest in (a) any Person that furnished or sold, or furnishes or sells, services, products, land or technology to the Company or any Project Company for use in the Project Business or any Project Company Business, (b) any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services used in the Project Business or any Project Company Business, or (c) any Project Contract, provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “financial interest in any Person” for purposes of this Section 2.12.  No member, officer or director of the Company or any of the Project Companies is an officer or employee of any Governmental Entity.

2.13         Insurance.  Section 2.13 of the Company Disclosure Letter is a true, correct and complete listing as of the date hereof of all policies of insurance and bonds Related to the Project Business currently in effect and issued at the request or for the benefit of the Company or any of the Project Companies.  As of the date hereof, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  The Company and each of its Subsidiaries is in compliance with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of, or premium increase in an amount greater than 20% of the current annual premium paid with respect to, any of such policies.

2.14         Contracts.

(a)            Section 2.14(a) of the Company Disclosure Letter (as identified in the applicable subsection thereof) contains a complete and accurate list as of the date hereof of each Project Contract of the following types which have not been fully performed:

(i)                any supply Contract, including all purchaser orders other than those in amounts less than $10,000 individually;

(ii)               any power purchase Contract for the sale of the electricity and Environmental Attributes of a Project;

(iii)              any Real Property Agreements;

(iv)             any Contract for the purchase or sale of assets or securities, goods or services, financing agreements, interconnection agreements, applications for interconnection of any Project evidencing an interconnection queue position, equipment supply agreements, consulting agreements, employment and labor agreements, guarantees and bonds (other than purchase orders);

(v)              any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction;

(vi)             any Contract in accordance with which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring rental payments in excess of $10,000 annually;

(vii)            any license or other Contract providing rights to, or based upon, any Project IP Rights;

(viii)           any Contract not resulting from arm’s length negotiations;

(ix)              any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

(x)               any government grants Contract;

(xi)              any Contract with any Governmental Entity;

(xii)             any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise;

(xiii)            any employment Contract (excluding offer letters that have no severance or acceleration provisions triggered by any event) with current employees of the Company or any of the Project Companies as of the date hereof; or

(xiv)           any other Contracts requiring annual payments of more than $10,000 individually or $100,000 in the aggregate.

(b)            Section 2.14(b) of the Company Disclosure Letter (as identified in the applicable subsection thereof) contains a complete and accurate list as of the date hereof of each Transfer Contract of the following types which have not been fully performed:

(i)                any supply Contract, including all purchaser orders other than those in amounts less than $10,000 individually;

(ii)               any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction;

(iii)              any Contract in accordance with which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring rental payments in excess of $50,000 annually;

(iv)              any Contract with any Person with whom the Company or any of its Subsidiaries does not deal at arms length;

(v)               except as otherwise set forth on Section 2.14(b) of the Company Disclosure Letter, any agreement of guarantee, support, indemnification (other than Contracts containing ordinary course indemnification provisions), assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person;

(vi)              any government grants Contract;

(vii)             any Contract relating to the disposition or acquisition of assets of or any interest in any business enterprise;

(viii)           any employment Contract (excluding offer letters that have no severance or acceleration provisions triggered by any event under which neither the Company nor any Project Company has any Liabilities) with current employees of the Company as of the date hereof; or

(ix)              any other Contract requiring annual payments of more than $10,000 individually or aggregate payments of more than $100,000.

(c)            All Project Contracts are in executed written form, and the Company or the applicable Project Company has performed all of the obligations therefor required to be performed by it and, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to rights of creditors generally, and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies, is entitled to all benefits under, and is not alleged to be in default in respect of, any Project Contract.  Each of the Project Contracts is in full force and effect, and the Company, or the applicable Project Company, and to the knowledge of the Company, any other party to each Project Contract, are not in default of any Project Contract.

(d)            Immediately following the Effective Time, the Surviving Company and each of its Subsidiaries will have no rights or Liabilities under any Contract (other than a Delayed Transferred Asset (as defined in the Drop Down Agreement)) that is not Related to the Project Business.

(e)            Immediately following the Effective Time, the Spin-Off Subsidiary and each of its Subsidiaries will have no rights or Liabilities under any Project Contract.

(f)             Section 2.14(f) of the Company Disclosure Letter contains a true, complete and correct list of all land and power purchase agreements that are under negotiation as of the date hereof, Related to the Project Business (the “Pending Agreements”). As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice, nor does the Company otherwise have knowledge that, the potential counterparty under any Pending Agreement has terminated or intends to terminate such negotiations or, if a power purchase agreement, has materially delayed or intends to materially delay such negotiation.

(g)            Without any representation or warranty with respect to the actions or intentions of any counterparty, immediately following the Closing, the Company shall retain the same rights with respect to negotiations regarding the Pending Agreements and the other agreements under negotiation set forth in Section 2.14(f) of the Company Disclosure Letter that it possessed immediately prior to the Closing.

2.15         Project Development.   The interconnection queue positions held by the Company and any Project Company in respect of a Project, and all written agreements, studies and reports entered into or issued by the Cal-ISO or any applicable interconnection provider in connection with such queue positions, are as listed on Section 2.15 of the Company Disclosure Letter.  Other than as disclosed in the documents listed on Section 2.15 of the Company Disclosure Letter, neither the Company nor any Project Company has received written notice (or, to the knowledge of the Company, any oral notice) from the Cal-ISO or any applicable interconnection provider, specific to a Project, that the Cal-ISO or such interconnection provider has taken or has determined to take any action with respect to termination of such queue positions.  The Company or a Project Company, as applicable, has timely made all deposits and other payments, and filed all reports and other information, required in order to maintain such interconnection queue positions.

2.16         Assets.

(a)            Section 2.16(a) of the Company Disclosure Letter contains a true and complete list as of the date hereof of the (i) fixed assets Related to the Project Business with a value greater than $10,000 owned or leased by, in the possession of, or used by the Company or any Project Company and (ii) each other tangible asset Related to the Project Business with a value greater than $20,000 owned or leased by, in the possession of, or used by the Company or any Project Company as of the date hereof (the “Project Fixed Assets”).

(b)            Other than the Project Contracts, the Real Property Rights, the Retained Permit Rights, the Project IP Rights, equity interests in the Project Companies, the Project Pre-Payments, the Project Fixed Assets, the Project Business Information and the assets, properties and rights set forth on Section 2.16(b) of the Company Disclosure Letter, the Company and its Subsidiaries do not, as of the date hereof, have any right, title or interest in, to or under any assets, properties or rights, real or personal, tangible or intangible with an individual value greater than $25,000 or an aggregate value greater than $100,000 that is Related to the Project Business (the “Other Project Assets”).  The Company’s right title and interest in the Projects, Project Contracts, the Real Property Rights, the Retained Permit Rights, the Project IP Rights, equity interests in the Project Companies, the Project Pre-Payments, the Project Fixed Assets, cash held as collateral against the letters of credit set forth on Section 2.14(a)(v) of the Company Disclosure Letter, the Other Project Assets and the Project Business Information, in the case of each such defined term ignoring any monetary limits set forth therein are referred to collectively herein as the “Project Assets.”  The Project Assets shall exclude the Cal-ISO Deposit.

(c)            Section 2.16(c) of the Company Disclosure Letter contains an accurate and complete list as of the date hereof of each fixed and tangible assets and property with an individual value greater than $10,000 in which the Company or any of its Subsidiaries have, as of the date hereof, any right, title or interest as of the date hereof (collectively, along with real or personal, tangible or intangible assets with an individual value greater than $10,000, other than the Project Assets, the “Non-Project Assets”).

(d)            No Non-Project Asset is Related to the Project Business

(e)            Except as set forth in the reports set forth in Section 2.16(e) of the Company Disclosure Letter, the Company or the applicable Project Company has good title to all Project Fixed Assets, and the Other Project Assets.  All Project Fixed Assets and the Other Project Assets are free and clear of any and all Encumbrances other than Permitted Encumbrances.  The representations set forth in this Section 2.16(e) shall not apply to Real Property Rights, which are separately addressed in Section 2.17 below.

2.17         Real Property.

(a)            Section 2.17(a) of the Company Disclosure Letter lists all Contracts Related to the Project Business (the “Real Property Agreements”) providing the Company or any of its Subsidiaries with rights in the nature of leases, easements (including BLM Easements), rights-of-way, restrictive covenants, options to purchase or lease any interests in real property, or other material interests in real property and any Contracts materially limiting the rights of the Company or its Subsidiaries against owners of real property in which the Company and its Subsidiaries have any interest necessary for the development, construction or operation of a Project as of the date hereof (collectively, the “Real Property Rights”), and the real property subject to such rights (the “Real Property”).  Neither the Company nor any of its Subsidiaries own any real property that is Related to the Project Business.

(b)            Each of the Real Property Agreements constitutes the valid and binding obligation of the Company or its Subsidiary and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or its Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with their terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)            The Company and the Project Companies are not and, to the knowledge of the Company, no other party to any of the Real Property Agreements is, in breach or default of the Real Property Agreements, and neither the Company nor any of the Project Companies has failed to cure an event, upon receiving notice that such an event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Project Companies or permit termination, modification or acceleration under such Real Property Agreement.

(d)            True and correct copies as of the date hereof of the Real Property Agreements (including all amendments thereto) have been delivered to Parent;

(e)            All amounts currently due under each Real Property Agreement have been paid.

(f)             No party to any of the Real Property Agreements has provided written notice (or, to the knowledge of the Company, any oral notice) to the Company or any of its Subsidiaries that it has repudiated any provision thereof.

(g)            The Company has not received written notice (or to the Company’s knowledge, any oral notice) of any material disputes, and there are no oral agreements, or forbearance programs, to which the Company is a party in effect, as to any of the Real Property Agreements.

(h)            Except for the Permitted Encumbrances (disregarding subsection (ii) of the definition of Permitted Encumbrances with respect to the Shortlisted Projects), the Company has not received written notice (or, to the knowledge of the Company, any oral notice) that, with respect to any Project, any of the following exist which would materially and adversely affect the use and operation of the Real Property Rights, Real Property, or the proposed Project sites for the use currently proposed to be made thereof in connection with any Project:

(i)                any pending or threatened proceedings in eminent domain, for rezoning, or any pending or threatened proceedings in land use or for existing or required entitlements;

(ii)               any plan, study or effort by any Governmental Entity to widen, modify or realign any street or road providing access to the Real Property or any proposed Project site, or any portion thereof;

(iii)              any encroachments of substations, transmission facilities, other improvements, personal property or fixtures located on the Real Property or any proposed Project site on adjoining lands, any easements, or other interest in favor of third parties, nor any encroachments onto the Real Property or any proposed Project site of any substations, transmission facilities, improvements or other personal property or fixtures located on adjoining lands;

(iv)             any mining, mineral or water extraction or development projects in progress or planned or permitted to commence on or under the Real Property or any proposed Project site, or any portion thereof;

(v)              any pending or threatened native land claims; and

(vi)             any commitments or agreements with any Governmental Entity or public or private utility affecting the Real Property or any proposed Project site, or any portion thereof.

(i)             Except as set forth in the Real Property Agreements, there are no rents, royalties, fees or other amounts greater than $100,000 annually payable or receivable by the Company or any Project Company in connection with any Real Property Agreement.

(j)             This Section 2.17 does not relate to environmental matters, which are the subject of Section 2.18 hereof.

2.18         Environmental.

(a)            With respect to the Project Business:

(i)                The Company and its Subsidiaries have not Released Hazardous Materials at, on, about or under any  proposed Project sites in a manner that has created a condition that has or could require remediation, investigation or other response activity under Environmental Law.  The Company and its Subsidiaries have not generated, transported, treated, stored, or arranged to be disposed of Hazardous Materials on, from, or under any proposed Project site in violation of, or in a manner or to a location that could give rise to Liability under any Environmental Law or Permit.  To the knowledge of the Company, there have been no Hazardous Materials Released on, upon, from, or into any real property in the vicinity of any real property owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries or on a proposed Project site which may be come to be located on such real property owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries or on a proposed Project site.

(ii)              (A) Each of the Company and its Subsidiaries has materially complied with all Environmental Laws, and the Company has not received written notice of any action, suit, proceeding, hearing, charge, complaint, claim, demand, notice or, to the knowledge of the Company, investigation filed or commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to comply with any applicable Environmental Law, and, to the Company’s knowledge, the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries, to the knowledge of the Company, is currently in compliance with all Environmental Laws and (B) the Company and each of its Subsidiaries are in material compliance with all of the terms and conditions of any Permits and other authorizations that have already been obtained under applicable Environmental Laws.

(iii)              To the knowledge of the Company, there is no event that has occurred that would reasonably be expected to result in material noncompliance by the Company or any of its Subsidiaries with any Environmental Laws with respect to the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries.

(iv)             Part I of Section 2.18(a)(iv) of the Company Disclosure Letter sets forth a complete list of all reports, studies and assessments commissioned by the Company or any of its Subsidiaries concerning the Environmental Condition of any real property owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries, wildlife habitat, threatened and endangered species, wetlands and cultural resources at the sites, visual impacts of developing solar energy projects at the sites, potential interference of such development with civil and military aviation and radar, archeological resources, historical properties/structures, environmental justice, storm water, traffic impacts, noise impacts, and recreation impacts.  Part II of Section 2.18(a)(iv) of the Company Disclosure Letter sets forth a complete list of all such reports commissioned, but not yet received by the Company or any of its Subsidiaries.  The reports, studies and assessments listed on Parts I and II of Section 2.18(a)(iv) of the Company Disclosure Letter constitute the “Project Environmental Reports.”  Neither the Company nor any Project Company has received written notice of any event, circumstance or condition that would render any information or conclusions in the Project Environmental Reports untrue or materially misleading.  For purposes of this Section 2.18(a)(iv), “Environmental Condition” shall mean the condition of the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries as it relates to the compliance or non-compliance of suchwith Environmental Laws.

(b)            With respect to any operation or business of the Company or its Subsidiaries other than the Project Business, except as disclosed in the Tech Environmental Reports:

(i)                No Hazardous Materials have been Released at, on, about or under any real property, owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries in a manner that has created a condition that has or could require remediation, investigation or other response activity under Environmental Law.  Hazardous Materials have not been generated, transported, treated, stored, or arranged to be disposed of on, from, or under any real property, owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries in violation of, or in a manner or to a location that could give rise to Liability under any Environmental Law or Environmental Permit (as defined below).  There have been no Hazardous Materials Released on, upon, from, or into any real property in the vicinity of any real property, owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries which may be come to be located on such real property owned, leased or used, currently or in the past, by the Company or any of its Subsidiaries.

(ii)               Each of the Company and its Subsidiaries has complied with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to comply with any applicable Environmental Law, and the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries is currently in compliance with all Environmental Laws.

(iii)              As of the date hereof, there have been no environmental investigations, studies, audits, material tests, reviews or other analyses conducted on behalf of or that are in the possession of the Company or any of its Subsidiaries in relation to the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries that have not been delivered to Parent.

(iv)              To the knowledge of the Company there is no event that has occurred that would reasonably be expected to result in noncompliance with any Environmental Laws with respect to the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries.

(v)               Each of the Company and its Subsidiaries possesses all permits, licenses, variances, exemptions, orders and approvals necessary under Environmental Laws to conduct the business as previously or currently being conducted (“Environmental Permits”), and have complied with all Environmental Permits.

(vi)              Except in the ordinary course of business, neither the Company nor its Subsidiaries has assumed, by Contract, any liabilities or obligations arising under any Environmental Law .

(vii)             Neither the Company or its Subsidiaries is currently performing any investigation, response or other corrective action under any Environmental Law nor is the Company or its Subsidiaries currently obligated to do so.

(viii)           Part I of Section 2.18(b)(viii) of the Company Disclosure Letter sets forth a complete list of all reports, studies and assessments held by the Company or any of its Subsidiaries concerning the Environmental Condition of any real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries.  The reports, studies and assessments listed on Part I of Section 2.18(b)(viii) of the Company Disclosure Letter constitute the “Tech Environmental Reports.”  To the knowledge of the Company, no event, circumstance or condition at any of the real property, owned, leased or used, now or in the past, by the Company or any of its Subsidiaries would render any of the information or conclusions contained in the Tech Environmental Reports untrue or misleading.  For purposes of this Section 2.18(b), “Environmental Condition” shall mean the condition of the real property owned, leased or used, now or in the past, by the Company or any of its Subsidiaries as it relates to the compliance or non-compliance of suchwith Environmental Laws.

2.19         Permits.

(a)            Part I of Section 2.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all Permits relating to the Project Business that have been obtained by the Company or any of its Subsidiaries as of the date hereof.  Part II of Section 2.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all Permits relating to the Project Business that the Company or any of its Subsidiaries has, as of the date hereof, applied for from a Governmental Entity, including all BLM Permit Applications (the “Permit Applications,” and, together with the Permits listed on Part I, the “Retained Permit Rights”).

(b)            Each of the Company or its Subsidiaries (1) owns or validly holds all Permits listed in Part I of Section 2.19 of the Company Disclosure Letter, (2) each such Permit is valid, binding, non-appealable and in full force and effect and has not been terminated, revoked or modified; and (3) no written notice (or, to the Company’s knowledge, oral notice) of noncompliance or default has been received by the Company or any of its Subsidiaries, and the holder of such Permit is in compliance with the requirements thereof.

(c)            The Company has delivered to Parent a true and correct copy of (i) each Permit Application, (ii) all material documents, reports and, to the Company’s knowledge, correspondence of the Company and its Subsidiaries with respect to each Permit Application and, to the extent obtained by the Company or any of its Subsidiaries as of the Closing Date, Required Permits, (iii) all material documents and, to the Company’s knowledge, correspondence provided by the Company or any of its Subsidiaries to any Governmental Entity with respect to the Permit Applications and, to the extent obtained by the Company or any of its Subsidiaries as of the date hereof, Required Permits, and (iv) all material documents and, to the Company’s knowledge, correspondence received by the Company or any of its Subsidiaries from any Governmental Entity, with respect to the Permit Applications and the Required Permits.  To the Company’s knowledge, it has timely filed and submitted all required applications and supporting information, and timely responded to all requests for information from applicable Governmental Entities, necessary to process and maintain the priority of the Permit Applications.  In instances where Governmental Entities have imposed specific and material time deadlines for filings or submitting applications and supporting documentation, the Company has timely filed, submitted and responded to the same.

(d)            All fees and other charges relating to the Permits and Permit Applications have been paid currently, and there are no fees, charges or other commitments or other arrangements in effect with respect to such Permits and Permit Applications other than the fees and charges normally charged by the Governmental Entity with responsibility for the issuance thereof.

(e)            The Company has not received written notice (or, to the Company’s knowledge, any oral notice) that the rights of the Company or the applicable Project Company to seek Permits on real property administered by the BLM are not prior in time and right to the rights of any other Person seeking Permits on such real property for the development, construction and operation of solar energy generating facilities, and, the Company has not received written notice (or, to the Company’s knowledge, any oral notice) that, as of the date hereof, such real property is subject to any existing Permit or right of way, providing rights to any other Person to develop, construct or operate solar facilities that will or would reasonably be expected to cause a Project Material Adverse Effect.

(f)             Neither the Company nor any Project Company has received written notice (or, to the knowledge of the Company, oral notice) specific to any Project from any Governmental Entity or Person, indicating that such Governmental Entity or Person has taken or intends to take any action with respect to such Project, that would result in a revocation of any Permit or a rejection, withdrawal, termination or material modification of any Permit Application.

(g)            This Section 2.19 does not relate to matters with respect to environmental matters, which are the subject of Section 2.18 hereof.

2.20         Compliance with Laws.

(a)            Each of the Company and each of its Subsidiaries has complied with in all material respects, is not in material violation of, and has not received any written notices (or to the Company’s knowledge, oral notices) of violation with respect to, any federal, state, local or foreign Law.  Each of the Company and its Subsidiaries has complied with in all material respects, is not in material violation of, and has not received any written (or to the Company’s knowledge, oral) notices of material violation with respect to all Laws relating to the Projects.

(b)            Neither the Company nor any of its Subsidiaries is subject to regulation under PUHCA as a “public utility company” or a “holding company,” or a “subsidiary company” or “affiliate” or “associate company” of a “holding company” within the meaning of PUHCA.  None of the directors, officers, agents or employees of the Company or any of its Subsidiaries has made for the benefit of the Company any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or made any bribes or kickback payments.  Neither the Company nor any of its Subsidiaries is a “public utility” under Section 201 of the FPA.  In addition, none of the Projects will be capable of producing power at or before the Effective Time, or will otherwise constitute an “existing generation facility” under Section 203(a) of the FPA.

(c)            This Section 2.20 does not relate to matters with respect to environmental matters and permits, which are the subject of Section 2.18 and 2.19, respectively.

2.21         Topaz.  All amounts required to be deposited by or on behalf of the Topaz Project Company under the Topaz PPA have been deposited.  The Topaz Project Company (or the Company on behalf of the Topaz Project Company) has met and satisfied the requirements of all “Milestone Dates” scheduled to occur under the Topaz PPA as of the date hereof.  Neither the Company, the Topaz Project Company nor any other Subsidiary of the Company has received written notice (or, to the Company’s knowledge, oral notice) from PG&E or the Cal-ISO of the existence of any fact or circumstance specific to the Topaz Project that will result in the Topaz Company’s failure or inability to satisfy or otherwise achieve any Milestone Date scheduled to occur under the Topaz PPA after the date hereof.  Neither the Company nor any of its Subsidiaries has sold or transferred, agreed or committed to sell or transfer, or granted any options or rights to purchase Environmental Attributes related to the electric power to be generated by any Project except as and to the extent provided in the Topaz PPA and any other power purchase agreement included in the Project Contracts and set forth in Section 2.21 of the Company Disclosure Letter.

2.22         Minute Books.  The minute books of the Company and the Project Companies delivered to Parent contain a complete and accurate summary of all meetings of directors, managers, members and stockholders, as applicable, or actions by written consent by the same since the time of incorporation of the Company and the Project Companies.

2.23         Brokers’ and Finders’ Fees.  Except for the fees payable to Morgan Stanley, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.24         Board Approvals.

(a)            The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement, the Hold Co Merger Agreement and the Drop Down Agreement, and, to the extent applicable, the documents to be entered into in connection therewith, the Merger, the Drop Down, the Distribution and the Hold Co Merger, (b) determined that this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement and the terms and conditions of the Merger, the Drop Down, the Distribution and the Hold Co Merger are fair, advisable and in the best interests of the Company and the Company Stockholders, and (c) directed that the adoption of this Agreement and the Hold Co Merger Agreement and the approval of the Merger and the Hold Co Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger.

(b)            Hold Co’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement and the Hold Co Merger Agreement, and, to the extent applicable, the documents to be entered into in connection therewith and the Merger and the Hold Co Merger, (b) determined that this Agreement and the Hold Co Merger and the terms and conditions of the Merger and Hold Co Merger are fair, advisable and in the best interest of Hold Co and its members, and (c) directed that the adoption of this Agreement and the Hold Co Merger Agreement and the approval of the Merger and the Hold Co Merger be submitted to its members for consideration and recommended that all of its members adopt this Agreement and the Hold Co Merger Agreement and approve the Merger and the Hold Co Merger (to the extent required by applicable Law).

(c)            Newco’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved the Hold Co Merger Agreement, and, to the extent applicable, the documents to be entered into in connection therewith and the Hold Co Merger, (b) determined that the Hold Co Merger Agreement and the terms and conditions of the Hold Co Merger are fair, advisable and in the best interest of Newco and its stockholders, and (c) directed that the adoption of the Hold Co Merger Agreement and the approval of the Hold Co Merger be submitted to its stockholders for consideration and recommended that all of its stockholders adopt the Hold Co Merger Agreement and approve the Hold Co Merger (to the extent required by applicable Law).

2.25         Stockholder Vote.  (a)  The affirmative votes of the holders of shares of Company Capital Stock representing a majority of the outstanding shares of Company Common Stock and Company Preferred Stock issued and outstanding on the record date set for the meeting of the Company Stockholders to adopt the Hold Co Merger Agreement and approve the Hold Co Merger (the “Company Stockholders Meeting”) or any consent solicitation conducted in lieu thereof with each Class and Series of Company Capital Stock voting together as a single class (with the Company Preferred Stock voting on an as converted to Company Common Stock basis), (the “Required Hold Co Merger Vote”), is the only vote of the holders of Company Capital Stock necessary to adopt the Hold Co Merger Agreement and approve the Hold Co Merger, assuming Hold Co is a limited liability company.  No vote of the holders of Company Capital Stock is required to approve the Hold Co Merger if Hold Co is a corporation.  The Company Stockholders representing the Required Hold Co Merger Vote have executed Support Agreements and Written Consents adopting the Hold Co Merger Agreement and approving the Hold Co Merger.  No Company Stockholder vote is required in order for the Company to adopt the Drop Down Agreement or effect the Drop Down or the Distribution.

(b)            Following the effective time of the Hold Co Merger, the affirmative votes of the holders of the membership units in Hold Co (i) that were exchanged in the Hold Co Merger for shares of Company Preferred Stock representing seventy-five percent (75%) of the shares of Company Preferred Stock issued and outstanding on the record date set for the meeting of the holders of membership units of Hold Co to approve the Merger as a sale of substantially all the assets of Hold Co or of a Subsidiary of Hold Co holding substantially all the assets of Hold Co and its Subsidiaries (the “Hold Co Interestholder Meeting”) or any consent solicitation conducted in lieu thereof, with all membership units that were exchanged for a class or series of Company Preferred Stock voting together as a single class and on an as converted to Company Common Stock basis and (ii) representing the combined voting power of a majority of the outstanding membership units issued and outstanding on the record date set for the Hold Co Interestholder Meeting or any consent solicitation conducted in lieu thereof with each class and series of membership unit voting together as a single class (with the membership units exchanged for the Company Preferred Stock voting on an as converted basis), (the “Required Vote”), are the only votes of the holders of the membership units of Hold Co after the effective time of the Hold Co Merger necessary to adopt this Agreement and approve the Merger.  The Company Stockholders representing the Required Vote have executed Support Agreements and Written Consents approving the Merger as a sale of substantially all the assets of Hold Co or of a Subsidiary of Hold Co holding substantially all the assets of Hold Co and its Subsidiaries in accordance with its operating agreement or certificate of incorporation, as applicable, and applicable Law.

2.26         Disclosure.  The information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Private Placement Information Statement, if a Private Placement Information Statement is mailed to the Company Stockholders and prospective holders of membership units of Hold Co in accordance with Section 4.5, will not, (i) at the time, if any, that the Private Placement Information Statement (or any amendment thereof or supplement thereto) is mailed to the Company Stockholders and prospective holders of membership units of Hold Co, (ii) the time of the Company Stockholders Meeting, if any, or the time at which written consent of the Company Stockholders to the Hold Co Merger Agreement is obtained, (iii) the time of the Hold Co Interestholder Meeting, if any, or the time at which proxies to vote in favor of this Agreement and the Merger are obtained from prospective holders of membership units of Hold Co, (iv) the effective time of the Hold Co Merger, or (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Private Placement Information Statement based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Private Placement Information Statement.

2.27         No Other Representations.  Hold Co and the Company acknowledge that Parent makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Hold Co or the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its Subsidiaries or the future business and operations of Parent and its Subsidiaries or (ii) any other information or documents made available to Hold Co or the Company or its counsel, accountants or advisors with respect to Parent or any of its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company and Hold Co as of the date hereof and as of the Closing Date as follows:

3.1           Organization, Standing and Power.

(a)            Parent and Merger Sub are duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Neither Parent nor Merger Sub is in violation of any of the provisions of its organizational documents.  Merger Sub was formed by Parent to effect the Merger and, since its date of formation, Merger Sub has not owned any assets or engaged in any activities other than in connection with the transactions contemplated hereby.

(b)            Each of Parent and Merger Sub has the power to own, lease and operate its properties and to conduct its business as currently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Parent Material Adverse Effect.

3.2           Capital Structure.

(a)            The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, and 30,000,000 shares of Preferred Stock of Parent, par value $0.001 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”).  As of February 18, 2009, 81,643,905 shares of Parent Common Stock were outstanding and no shares of Parent Preferred Stock outstanding.  All shares of Parent Common Stock have been duly authorized, and all issued and outstanding shares of Parent Common Stock have been validly issued and are fully paid and nonassessable.  As of December 27, 2008 there were an aggregate of 5,291,725 shares of Parent Common Stock available for issuance to employees and directors of, and consultants to Parent under Parent’s 2003 Unit Option Plan and 2006 Omnibus Incentive Compensation Plan (the “Parent Stock Plan”).  As of December 27, 2008, 510,204 shares of Parent Common Stock were issuable upon the exercise of outstanding, unexercised, vested options, including options issued under the Parent Stock Plan, options issued under Parent’s other equity incentive plans and non-plan options.  All outstanding Parent securities and all options issued under the Parent Stock Plan were issued in compliance with all applicable federal and state securities Laws.

(b)            The shares of Parent to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of Parent or Merger Sub or any Contract to which Parent or Merger Sub is a party or is bound.

3.3           Authority; Noncontravention.

(a)            Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and Hold Co, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to rights of creditors generally, and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)            The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of an Encumbrance on the properties or assets of Parent or Merger Sub, (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (a) any provision of the organizational documents of Parent or Merger Sub, (b) any Contract, to which Parent or Merger Sub or any of their respective subsidiaries is a party to or (c) any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries, properties or assets, except, in the case of clauses (ii)(b) and (c), as would not have or would not reasonably be expected to have a Parent Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, (B) such filings as may be required under the HSR Act and any required foreign antitrust filing, and (C) applicable requirements if any, of the Securities Act, the Exchange Act, state securities or the Blue Sky Laws.  The execution and delivery of this Agreement by Parent and Merger Sub does not, as of the date hereof, and the consummation of the transactions contemplated hereby will not, as of the Closing Date (i) require any consent or the delivery of any legal opinion under the Tax Sharing Agreement between Parent and Cypress Semiconductor Corporation, as amended or (ii) constitute a change in control under any employment agreement, offer letter or the management career transition plan with or involving any senior executive officer of Parent.

3.4           SEC Documents; Financial Statements.  Parent has filed all forms, reports and documents required to be filed by it with the SEC from November 17, 2006 until the date of this Agreement (collectively, the “Parent SEC Documents”) and has made available to the Company a true and complete copy of all of the Parent SEC Documents.  As of their respective filing dates, each Parent SEC Document complied (and each document filed with the SEC by Parent after the date hereof and before the Closing Date (“Subsequent SEC Documents”) will comply) in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, as applicable, and each Parent SEC Document, as of its respective filing date and taken together with all other Parent SEC Documents filed prior to such date, did not contain (and each Subsequent SEC Document will not, as of its filing date and taken together with the Parent SEC Documents and Subsequent SEC Documents filed prior to such date, will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent modified or corrected in a subsequently filed Parent SEC Document or Subsequent SEC Document, and to the extent based on information (financial or otherwise) provided by the Company or any of its stockholders.  Parent has timely filed and made available to the Company all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act, or (b) Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any Parent SEC Document.  Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries are made known on a timely basis to the individuals responsible for preparation of Parent SEC Documents and other public disclosure documents.  The Parent SEC Documents contain an audited consolidated balance sheet of Parent as of December 27, 2008 and the related audited consolidated statements of income and cash flow for the year then ended (the “Parent Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the year then ended (collectively, the “Parent Financials”).  The Parent Financials (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of Parent and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein.  Parent has made no Accounting Changes since December 27, 2008,     except as described in the notes to the Parent Financials or required by GAAP. As of the date hereof, Parent is a “well-known seasoned issuer” and is not an “ineligible issuer” as such terms are defined in Rule 405 under the Securities Act.

3.5           Board Approval.  The Board of Directors of Parent, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement and the Merger, and (b) determined that this Agreement and the terms and conditions of the Merger are fair, advisable and in the best interest of Parent and its stockholders.  No vote of Parent’s stockholders is required in order to consummate the transactions contemplated by this Agreement.

3.6           Taxes.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action not provided for in this Agreement, or has knowledge of any fact or circumstance whether or not provided for in this Agreement, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Parent has no intention to liquidate the Company, convert the Company to a limited liability company or otherwise engage in any transaction that would be treated as a liquidation of the Company for U.S. federal income Tax purposes.

3.7           Litigation.  Except as set forth in Parent’s 10-K filed on February 25, 2009 (excluding the risk factors contained therein the “10-K”) or subsequent filings by Parent with the SEC made on or prior to the date hereof, there is no private or governmental action, suit, proceeding, claim or arbitration or, to the knowledge of Parent, investigation, pending before any Governmental Entity or arbitrator, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or assets of the Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective officers or directors (in their capacities as such) that would reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the 10-K or subsequent filings by Parent with the SEC made on or prior to the date immediately prior to the date hereof, there is no judgment, decree or order against Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the directors or officers of Parent or any of its Subsidiaries (in their capacities as such), that would reasonably be expected to prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or that, individually or in the aggregate with any such other judgments, decrees and orders, would reasonably be expected to have a Parent Material Adverse Effect.

3.8           Disclosure.  The information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Private Placement Information Statement, if a Private Placement Information Statement is mailed to the Company Stockholders and prospective holders of membership units of Hold Co in accordance with Section 4.5, will not, (i) at the time, if any, that the Private Placement Information Statement (or any amendment thereof or supplement thereto) is mailed to the Company Stockholders and prospective holders of membership units of Hold Co, (ii) the time of the Company Stockholders Meeting, if any, or the time at which written consent of the Company Stockholders to the Hold Co Merger Agreement is obtained, (iii) the time of the Hold Co Interestholder Meeting, if any, or the time at which written consents to this Agreement and the Merger are obtained from prospective holders of membership units of Hold Co, (iv) the effective time of the Hold Co Merger, or (v) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.   Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Private Placement Information Statement based on information supplied by or on behalf of Hold Co or the Company for inclusion or incorporation by reference in the Private Placement Information Statement.

3.9           Compliance With Laws.  Except as would not be required to be disclosed in the 10-K if it were filed on the date hereof or the Closing Date and as disclosed in filings by Parent with the SEC subsequent to the 10-K and on or prior to the date immediately prior to the date hereof, and except as would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and each of its Subsidiaries has complied (and, in the case of Subsequent SEC Documents, will comply) with in all material respects, has not been in material violation of, and has not received any notices of material violation with respect to, any federal, state, local or foreign statute, Law, regulation or Permit issued under such Law.  None of Parent, Merger Sub, or any of their affiliates, subsidiaries or associate companies (within the meaning of the FPA) is a public utility within the meaning of the FPA.  None of Parent, Merger Sub, or any of their affiliates, subsidiaries or associate companies is a holding company in a holding company system that includes a transmitting utility or electric utility within the meaning of section 203(a)(2) of the FPA.

3.10         No Material Adverse Change.  Since February 25, 2009, Parent and each of its Subsidiaries has conducted its business only in the ordinary course of business and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, (b) any amendment or change in the certificate of incorporation or bylaws of Parent or (c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that has had or would reasonably be expected to have a Parent Material Adverse Effect, except in each case, as would not be required to be disclosed in the 10-K if filed on the date hereof or on the Closing Date.

3.11         No Other Representations.  Parent agrees to accept the Company and the Project Companies without reliance on any express or implied representations or warranties of any nature made by or on behalf or imputed to the Company, except as expressly set forth in Article 2 of this Agreement or by the Spin-Off Subsidiary in the Drop Down Agreement.  Without limiting the generality of the foregoing, Parent acknowledges that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company or any of its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 4
COVENANTS AND OTHER AGREEMENTS

4.1           Conduct of Business of Hold Co, the Company and its Subsidiaries.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a)            Other than as required by the Drop Down Agreement and the Hold Co Merger Agreement, Hold Co and the Company shall, and shall cause each of their Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries) to, (i) use their commercially reasonable efforts to conduct the Project Business and each Project Company Business in the ordinary course of business (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Parent); (ii) (x) use commercially reasonable efforts to pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, and (y) to pay or perform its other obligations when due, except, with respect to obligations not Related to the Project Business, to the extent there are negotiations to modify the payment terms of such obligations; and (iii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of the Project Employees, preserve its relationships with customers, development partners, suppliers, distributors, licensors, licensees and others having business dealings with it and, subject to compliance with Sections 4.1(d) and 4.1(e), avoid any Project Contract lapses or terminations as a result of a failure of Hold Co, the Company or any of their respective Subsidiaries to take appropriate action in the ordinary course of business;

(b)            The Company shall promptly notify Parent of any event or development, which, individually or in the aggregate with any other event or development, is reasonably likely to cause any of the conditions to closing set forth in Article 5 not to be satisfied; provided that in no event shall Parent be entitled to make a claim for indemnification under Section 7.2(a)(ii) for a breach of this Section 4.1(b) after Closing;

(c)            Hold Co shall not, and Hold Co and the Company shall cause the Spin-Off Subsidiary not to, enter into any Contract, conduct any business, acquire any asset or incur any Liability that is Related to the Project Business;

(d)            Hold Co and the Company shall not, and shall cause the Spin-Off Subsidiary and its Subsidiaries not to, do, cause or permit any act, including entering into any Contract, that would reasonably be expected to cause the Company, any of its Subsidiaries (other than the Spin-Off Subsidiary and its Subsidiaries) or any of their respective officers, directors or employees to be subject to or responsible for any Liability, other than (i) the Excluded Liabilities (as defined in the Drop Down Agreement) and (ii) with respect to performance obligations pursuant to Contracts (other than Project Contracts) that contain provisions for automatic novation upon the Drop Down Closing so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Contracts;

(e)            Hold Co and the Company shall, and shall cause each of their respective Subsidiaries to, cause each Contract entered into by the Company or any of its Subsidiaries on or after the date hereof until the earlier of the termination of this Agreement and the Effective Time to (i) in the case of Contracts that are not Related to the Project Business, contain provisions for automatic novation upon the Drop Down Closing so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Contracts and (ii) cause each such Contract that is Related to the Project Business to provide for the prevention of any material change in the rights or obligations of any party in connection with, or termination rights as a result of, the consummation of the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger; and

(f)            Neither Hold Co nor the Company will file or become obligated to file any consolidated, combined, unitary, aggregate or affiliated Tax Return for U.S. Federal income Tax or any other Tax purposes.

4.2           Restrictions on Conduct of Business of the Company and its Subsidiaries.

(a)            Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of the Project Companies and Newco not to, and Hold Co shall cause the Company not to, do, cause or permit any of the following (except to the extent (w) expressly provided otherwise herein (including on Section 4.2 of the Company Disclosure Letter) or in the Drop Down Agreement, the Hold Co Merger Agreement or the budget provided to Parent prior to the date hereof and as attached in Schedule 8.4(mmmmmm) to this Agreement, (x) as required by applicable Law (in which case the Company will notify Parent before taking any such action to the extent reasonably practicable) or (y) consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, for any of the following that are not Related to the Project Business):

(i)                Cause or permit any amendments to its organizational documents;

(ii)               Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for distributions of cash to the Company or any other Subsidiary of the Company), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock issued and outstanding on the date hereof or upon the exercise of Company Options outstanding on the date hereof, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(iii)              (A) Enter into any Project Contract that if entered into prior to the date hereof would have been required to be reflected on Section 2.14(a) of the Company Disclosure Letter, or (B) amend or otherwise modify in any material respect or waive any of the material terms of any  Project Contract (except for Project Contracts not required to be set forth on Section 2.14(a) of the Company Disclosure Letter but only to the extent such amendment, had it occurred prior to the date hereof, would not have required such Project Contract (as so amended) to be listed on Section 2.14(a) of the Company Disclosure Letter;

(iv)              Enter into any Contract that is not Related to the Project Business other than (A) Contracts containing provisions for automatic novation upon the Drop Down Closing so as to substitute Hold Co or the Spin-Off Subsidiary for the Company or the applicable Project Company as a party to such Contracts or (B) the Master Sublease;

(v)               Issue or grant any equity-linked securities or agree to issue or grant any equity-linked securities other than (i) the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock issued and outstanding on the date hereof, and (ii) the issuance of shares of Company Common Stock in accordance with the exercise of stock options outstanding on the date hereof;

(vi)              Make any loans or advances (other than Project Business Payments) to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances of, any Person (other than the Company or a Project Company) other than in the ordinary course of business consistent with current practices as of immediately prior to the date hereof;

(vii)             Transfer or license to any Person any rights to any Project IP Rights;

(viii)            Enter into any employment Contract with a Project Employee or any collective bargaining agreement, unless such contains provisions for automatic consent, waiver or novation and prevention of any material change in the obligations of any party in connection with, or termination rights as a result of the consummation of, the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger, or transfer any Project Employee to the Spin-Off Subsidiary or any of its Subsidiaries;

(ix)              Modify the salary of any Project Employee, grant any severance or termination pay to any Project Employee, or amend or modify any existing severance or termination agreement with any Project Employee;

(x)               Other than in the ordinary course of business consistent with current practices as of immediately prior to the date hereof, adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code or in a manner that does not apply to any Project Employees, or pay any special bonus or special remuneration to, or increase the salaries or wage rates of, any Project Employee;

(xi)              Grant any exclusive rights of any type or scope that would have any adverse impact or adverse effect on the Company or any of the Project Companies after the Closing;

(xii)             Sell, lease, license or otherwise dispose of or encumber any of the Project Assets;

(xiii)            Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in each case unless such indebtedness, debt securities or guarantee would be repaid and terminated, or automatically novated to Hold Co, as of the Closing, provided that in no event shall the principal amount of the Bridge Loan exceed $75,000,000;

(xiv)            Enter into any material operating lease that would constitute a Project Contract or that does not provide for automatic novation upon the Drop Down Closing so as to substitute Hold Co or the Spin-Off Subsidiary for the Company or the applicable Project Company as a party to such;

(xv)             Other than Project Business Payments, make any capital commitments or enter into any capital leases except for capital leases that are not Related to the Project Business and, if made by the Company or any Project Company, that contain provisions for automatic novation upon the Drop Down Closing so as to substitute Hold Co or the Spin-Off Subsidiary for the Company or the applicable Project Company as a party to such;

(xvi)            Reduce the amount of any insurance coverage, including by way of termination or lapse of coverage, provided by existing insurance policies, other than in the ordinary course of business consistent with current practices as of immediately prior to the date hereof;

(xvii)           Terminate or waive any right or claim of substantial value Related to the Project Business;

(xviii)          Commence a lawsuit other than for a breach of this Agreement;

(xix)             Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business except pursuant to a Contract that provides for automatic novation upon the Drop Down Closing so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Contracts;

(xx)              Make or change any election in respect of Taxes, adopt of change an accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any Tax-related closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxi)             Enter into any agreement or transaction Related to the Project Business in which any officer or non-employee director of the Company or any of its Subsidiaries (or any member of the immediate family of such officer or director) has an interest; and

(xxii)            Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2.

(b)            Notwithstanding anything to the contrary herein, none of the Company, Hold Co, Newco or the Spin-off Subsidiary shall have any liability hereunder for failure to take any action that results in any breach of a representation, warranty, agreement or covenant herein and for which the Company has made a reasonable request for consent required under Section 4.2 if Parent has unreasonably refused to consent to, or has unreasonably delayed its consent for, such action under Section 4.2, and such breach shall be disregarded for purposes of Article 7 herein (but not for purposes of Articles 5 and 6 herein).

4.3           Further Assurances, Regulatory Matters.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a)            On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 5 (provided that no party shall be required to waive any condition for its benefit).

(b)            Each of Parent, Merger Sub, Hold Co and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, novations and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement and the Drop Down Agreement, including the Merger, the Drop Down, the Distribution and the Hold Co Merger.

(c)            Hold Co, the Company and Parent shall, and shall cause their respective Subsidiaries to: (i) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 4.3 including, subject to applicable Law, by regulatory and/or permitting counsel, as applicable for the other Parties to review reasonably in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other Parties with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; (ii) furnish to the other Parties such information and assistance as such Parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; (iii) promptly inform the other Parties of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by this Agreement; and (iv) consult with the other Parties in advance of any meeting or conference, whether in person or by telephone, with any such Governmental Entity or, in connection with any proceeding by a private party related to the Merger, the Hold Co Merger, the Drop Down or the Distribution, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences.

(d)            Each of Parent, Merger Sub, Hold Co and the Company shall, as soon as practicable, and in any event no later than 15 Business Days from the date of this Agreement, make any initial filings required under the HSR Act.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade Law.

(e)            Hold Co, the Company and Parent shall cooperate to determine the necessity for (1) any applications, reports or other filings required under any state or local Governmental Rule relating to the ownership and control of the Project Assets or the conduct of the Project Business and each Project Company Business and (2) any further filings that may be necessary, proper or advisable in connection with the matters referred to in clause (1) above; and upon any such determination the Company or Parent, as applicable, shall, or the Company shall cause the applicable Project Company to, file the same.

(f)             Each of Parent, Merger Sub, Hold Co and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, or any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  Neither Parent, Hold Co nor the Company shall have any obligation to litigate or contest any administrative or judicial action, proceeding or order beyond the earliest of (i) the Termination Date, (ii) the date of a ruling in favor of a Governmental Entity preliminarily enjoining the Merger (excluding temporary restraining orders) issued by a court of competent jurisdiction, or (iii) the date of a ruling in favor of a third party permanently enjoining the Merger issued by a court of competent jurisdiction.  Each of Parent, Hold Co and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Parent, Hold Co and the Company shall take any and all of the following actions to the extent necessary or appropriate to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Antitrust Laws or other Laws regarding the transactions contemplated hereby:  (i) entering into negotiations; (ii) providing information required by Law or governmental regulation; and (iii) substantially complying with any second request for information in accordance with the Antitrust Laws.

(g)            Following consultation with Parent, the Company and Hold Co will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated pursuant to this Section 4.3, and Parent will reasonably cooperate with the Company and Hold Co in connection with Hold Co and the Company’s activities to obtain such consents, approvals or waivers.  Notwithstanding Hold Co and the Company’s rights to lead all proceedings as provided in the prior sentence, Hold Co and the Company shall not require Parent to, and Parent shall not be required to, take any action with respect to satisfying the closing conditions in this Agreement which would bind Parent irrespective of whether the Closing occurs.

(h)            The Company and Hold Co on one hand and Parent on the other shall keep the other reasonably informed with respect to their knowledge of any private or governmental action, suit, proceeding, claim, arbitration, or investigation that arises relating to the matters described under this Section 4.3, except to the extent necessary to preserve any applicable attorney-client privilege or confidentiality obligations.

(i)             In no event will Parent be obligated to (i) divest any of its or any of its Subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of the Company’s businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Project Material Adverse Effect or a Parent Material Adverse Effect, before or after the Effective Time.  Neither Hold Co nor the Company nor any of their respective Subsidiaries shall be required to (A) divest or agree to divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Project Material Adverse Effect or a material adverse effect on the business of the Company related to the Non-Project Assets.

(j)             Nothing in this Section 4.3 shall (i) limit either Parent’s or the Company’s right to terminate this Agreement pursuant to Section 6.1 so long as such Party has complied in all material respects with its obligations under this Section 4.3, or (ii) require any Party to amend this Agreement or to waive or forbear from exercising any of its rights or remedies hereunder or under this Agreement.

4.4           No Solicitation.

(a)            From the date hereof until termination of this Agreement pursuant to its terms, Hold Co and the Company shall not, and shall cause each of their respective officers, directors, employees, financial advisors, representatives, agents, Subsidiaries and Affiliates not to, directly or indirectly: (i) solicit, facilitate or encourage any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than Parent or Merger Sub) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than Parent or Merger Sub) in respect of an Acquisition Transaction.  Upon execution of this Agreement, the Company shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent or Merger Sub) that are in respect of an Acquisition Transaction.  Hold Co and the Company shall promptly (and in no event later than 24 hours after receipt thereof) notify Parent, orally and in writing, of any proposal or offer concerning an Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof (including a copy of any written proposal, offer or request)) that is received by the Company or any Affiliate or representative of the Company.  Hold Co and the Company shall keep Parent informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request.  “Acquisition Transaction” means any transaction (excluding the Drop Down, the Distribution and the Hold Co Merger, or, as contemplated hereby, by the Drop Down Agreement or by the Hold Co Merger Agreement) involving:  (x) the sale, license, disposition or acquisition of any of the Project Assets, or of all or a substantial portion of the business or assets of Hold Co, the Company or any of their respective Subsidiaries; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of Hold Co or the Company (other than Company Capital Stock issued upon exercise of Company Options or conversion of Company Preferred Stock or the equivalent equity interests exchanged therefor in the Hold Co Merger), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Hold Co or the Company (other than Company Options issued in the ordinary course of business under the Company Stock Plan or the equivalent equity interests exchanged therefor in the Hold Co Merger), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Hold Co or the Company; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Hold Co or the Company; provided that Acquisition Transaction shall exclude any transaction involving the sale of the Spin-Off Subsidiary, Hold Co, or any or all or substantially all of the Non-Project Assets, so long as:

(i)                such transaction does not include the sale of any of the Project Assets or involve any equity interests in Hold Co or the Company;

(ii)               such transaction does not involve the entry by the Company into any Contract that does not contain a provision for the automatic novation of such Contract to either Hold Co or the Spin-Off Subsidiary as of the Closing, or the imposition of any Liability upon the Company following the Closing; and

(iii)              no activity that is required or reasonably likely to occur in connection with seeking or consummating such transaction would prevent, interfere with, delay or impede in any material respect the transactions contemplated hereby.

A transaction meeting the description set forth in the preceding proviso is referred to herein as a “Permitted Tech Sale.”  The Company shall not cause or permit any proposed or consummated Permitted Tech Sale to fail or cease to meet the definition of a Permitted Tech Sale in any respect.  Subject to the foregoing, nothing in this Agreement or any Contract executed in connection herewith shall prevent or limit the Company’s or Hold Co’s ability prior to the Effective Time to solicit, negotiate or consummate a Permitted Tech Sale, including providing a copy of this Agreement, the Drop Down Agreement and the Hold Co Merger Agreement to any potential purchaser.

4.5           Securities Laws Matters.

(a)            As soon as practicable after the date hereof, the Company and Hold Co shall use their commercially reasonable efforts to arrange for a purchaser representative (as contemplated by Regulation D under the Securities Act) reasonably satisfactory to Parent (the “Purchaser Representative”) to represent each stockholder of the Company and prospective holder of membership units of Hold Co that is an Unaccredited Investor in connection with the transactions contemplated by the Hold Co Merger Agreement and this Agreement.  The Company and Hold Co shall use their commercially reasonable efforts to obtain a written agreement in a form attached hereto as Exhibit E-1 (a “Stockholders Representation Agreement”) from each Company Stockholder, in which each such stockholder represents in writing that such stockholder either (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (ii) has appointed the Purchaser Representative as contemplated by Rule 501 of Regulation D promulgated under the Securities Act by executing and delivering an agreement in a form attached hereto as Exhibit E-2 (a “Purchaser Representative Agreement”).  The Company must obtain a Purchaser Representative Agreement from each Unaccredited Investor prior to 20 Business Days after the Solicitation Date (the “Purchaser Representative Condition”) in order to fulfill the Purchaser Representative Condition.

(b)            As soon as practicable after the date hereof, the parties shall prepare, and, within seven Business Days after the date hereof, deliver to all of the holders of Company Capital Stock and prospective holders of membership units of Hold Co, the Stockholders Representation Agreement, the Purchaser Representative Agreement and an information statement relating to the Hold Co Merger Agreement, this Agreement and the transactions contemplated hereby and thereby (the “Private Placement Information Statement”) (the date of such distribution being referred to herein as the “Solicitation Date”).  Each of Hold Co, the Company, Parent and Merger Sub shall use commercially reasonable efforts to cause the Private Placement Information Statement to comply with all requirements of applicable federal and state securities laws including the requirements of Rules 502 and 506 of Regulation D promulgated under the Securities Act.  The Private Placement Information Statement shall constitute a disclosure document for the offer and issuance of (i) the membership units of Hold Co to be issued in the Hold Co Merger and (ii) the shares of Parent Common Stock to be issued in accordance with this Agreement.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Private Placement Information Statement, Hold Co, the Company, Parent and Merger Sub shall cooperate in delivering any such amendment or supplement to all the holders of Company Capital Stock and prospective holders of membership units of Hold Co.  Anything to the contrary contained herein notwithstanding, (x) the Company and Hold Co shall not include in the Private Placement Information Statement any information with respect to Parent, Merger Sub or their respective Affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion; provided, however, that Parent shall not withhold approval of any information required to be included by federal or state law, and (y) Parent shall not include in the Private Placement Information Statement any information with respect to Hold Co, the Company or their respective Affiliates or associates, the form and content of which information shall not have been approved by the Company prior to such inclusion; provided, however, that the Company shall not withhold approval of any information required to be included by federal or state law.  The Private Placement Information Statement shall include the unqualified and unanimous recommendation of Hold Co’s board of directors and the Company’s board of directors (together with Hold Co’s board of directors, the “Company Board”) in favor of adoption of the Hold Co Merger Agreement and this Agreement and approval of the Merger and the Hold Co Merger and the unqualified and unanimous recommendation of the Company Board that the terms and conditions of the Hold Co Merger, the Drop Down, the Distribution, the Merger, the Drop Down Agreement, the Hold Co Merger Agreement and this Agreement are fair, advisable and in the best interests of the Company and its stockholders, Hold Co and the holders of its membership units (the “Company Board Recommendation”).  The Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)            Each of Parent (for itself and Merger Sub), Hold Co and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Private Placement Information Statement or in any amendments or supplements thereto, and to cause its counsel, auditors and other representatives to cooperate with the other party’s counsel, auditors and other representatives in the preparation of the Private Placement Information Statement.

(d)            If the Purchaser Representative Condition has not been satisfied prior to 20 Business Days after the Solicitation Date, then the Company shall, on the 21st Business Day following the Solicitation Date or such earlier date as may be agreed by Parent and the Company, (i) cause Hold Co to be converted into a Delaware corporation pursuant to the applicable provisions of the DGCL and thereafter (ii) cause the Hold Co Merger to be consummated without any vote of the Company Stockholders pursuant to section 251(g) of the DGCL upon satisfaction of the conditions to closing of the Hold Co Merger set forth in the Hold Co Merger Agreement.  From and after any such conversion, all references to Hold Co, its members, membership units and board of directors in this Agreement shall be deemed to refer to the converted corporation, its stockholders, corresponding capital stock and board of directors, respectively.

(e)            Following any failure of the Purchaser Representative Condition to be satisfied prior to 20 Business Days after the Solicitation Date, Parent, Merger Sub, Hold Co and the Company shall use commercially reasonable efforts to cause the issuance of Parent Common Stock to Hold Co in the Merger to be exempt from the registration requirements of the Securities Act by reason of Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act and otherwise to comply with all requirements of applicable federal and state securities laws.

(f)             Parent shall prepare and submit to NASDAQ a notification of listing of additional shares covering the shares of Parent Common Stock to be issued in the Merger and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to NASDAQ.

(g)            Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger (to the extent required) is registered or qualified or exempt from registration or qualification under the securities law of every state of the United States and in every foreign jurisdiction in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

(h)            The Company and Hold Co shall take all other action reasonably necessary or advisable in connection with seeking the consent of the Company Stockholders (other than those delivering Written Consents) and Hold Co’s members (other than those delivering Written Consents) required to effect the transactions contemplated by the Hold Co Merger Agreement, this Agreement and the Drop Down Agreement.

4.6           Access to Information.

(a)            Until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, Contracts, and records, and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Parent may reasonably request, and (ii) the Company shall provide to Parent and its accountants, counsel and other representatives true, correct and complete copies of such internal financial statements as Parent shall reasonably request.

(b)            Subject to compliance with applicable Law, until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Parent with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing business and operations of the Company and each of its Subsidiaries.

(c)            No information or knowledge obtained in any investigation in accordance with this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

4.7           Confidentiality.  The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated as of January 6, 2009 and that Parent, the Company, Hold Co and Spin-Off Subsidiary have executed a non-disclosure agreement dated March 9, 2009 (together, the “Confidentiality Agreement”), each of which shall continue in full force and effect in accordance with its terms.

4.8           Public Disclosure.  Prior to the Effective Time, neither Parent nor the Company shall issue any press release or otherwise make any public statement with respect to the Merger, this Agreement or any material transaction involving Parent or the Company without the consent of the other, except as may be required by Law, under this Agreement or any listing agreement with a national securities exchange, as would be required to be disclosed in a registration statement under the Securities Act for the issuance of Parent Common Stock in the Merger, or by Parent or the Company in connection with financing activities permitted, in the case of the Company, by Section 4.2.  With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the press release and will announce the Merger and this Agreement.  Parent shall not communicate with any Project customers regarding any Project without the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

4.9           Legal Requirements.  Each of Parent, Merger Sub and the Company shall, and shall cause its Subsidiaries, if any, to, (a) use commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger Agreement, (b) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, the Drop Down Agreement, the Distribution or the Hold Co Merger Agreement, and (c) subject to Section 4.3, use commercially reasonable efforts to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.10         Treatment as Reorganization.  Each of Parent, Merger Sub, Hold Co and the Company (and their Affiliates) will use commercially reasonable efforts, and each party agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to qualify, and will not knowingly take any action not provided for or contemplated in this Agreement that would cause the Merger to fail to qualify, as a reorganization within the meaning of section 368(a) of the Code.  Each of Parent, Merger Sub, Hold Co and the Company will use commercially reasonable efforts to make the representations to Covington & Burling LLP and Cravath, Swaine & Moore LLP, as applicable, referred to in Section 5.2(c) and Section 5.3(c) respectively.

4.11         Tax Returns.  Parent shall prepare (or cause the preparation of) all Tax Returns of the Company and its Subsidiaries, other than the Spin-off Subsidiary and its Subsidiaries, whose due date (including extensions) is after the Closing Date and that are with respect to any Tax period, or portion thereof, that ends on or before the Closing Date.  All such Tax Returns shall be prepared in good faith in a manner consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law as reasonably determined by Parent in good faith.  Hold Co shall and shall cause the Spin-off Subsidiary and their respective employees shall cooperate with Parent in the preparation of such Tax Returns, including by providing information related to the Spin-Off Subsidiary that is requested by Parent and that is relevant, in the judgment of Parent, to the preparation of such Tax Returns.  Parent shall deliver any Tax Returns based on net income prepared pursuant to this Section 4.11 to Hold Co at least fifteen Business Days before the due date thereof (with extensions) for comment by Hold Co.  Parent shall consider any Hold Co comments in good faith, provided, however, that, subject to the other requirements of this Section 4.11, Parent shall have no obligation to accept any such comments; provided further that the Company shall make an election under Section 362(e)(2)(C) on its Tax Return for the tax year that ends on the Closing Date with respect to the Drop Down.   The Company shall not file a consolidated return with the Spin-Off Subsidiary for the period it owns the Spin-off Subsidiary.

4.12         Expenses.  If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement and the transactions contemplated hereby and thereby and the Distribution (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.  If the Merger is consummated Hold Co shall be responsible for all fees,  expenses and Taxes of the Company (including the fees and expenses of its advisers, accountants and legal counsel) incurred in connection with this Agreement, the Drop Down Agreement, the Hold Co Merger Agreement and the transactions contemplated hereby and thereby and the Distribution (the “Company Transaction Expenses”).  To the extent that any Company Transaction Expenses have not been either (i) paid prior to the Closing or (ii) assumed by Hold Co or the Spin-Off Subsidiary, Parent shall be entitled to recover such Company Transaction Expenses, beginning with dollar one, and disregarding the Indemnification Threshold provided for in Section 7.3(a), in accordance with Article 7.

4.13         Obligations of Merger Sub.  Subject to the terms of this Agreement, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

4.14         Hold Co Merger.  Following the date upon which the Hold Co Merger is approved by the stockholders of the Company, and prior to the Closing, the Company and Hold Co shall, and shall cause Newco to, effect the Hold Co Merger pursuant to the Hold Co Merger Agreement (as executed and delivered on the date hereof) and applicable Law.  So long as Hold Co is a limited liability company, Hold Co shall ensure that the issuance of its membership interests in the Hold Co Merger is a transaction exempt from registration under the Securities Act by reason of Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  Following the Hold Co Merger, Hold Co shall cause the Company to perform all of its obligations under this Agreement and the Drop Down Agreement and Hold Co shall, subject to Section 7.10 hereof, be jointly and severally liable for any failure by the Company to perform such obligations and for any other breach by the Company of this Agreement.

4.15         The Drop Down and the Distribution.

(a)            Without any action required by Parent, within three Business Days of the satisfaction or waiver of each of the conditions to the Closing set forth in Section 5.1, other than those set forth in Section 5.1(e) and those that by their nature are to be satisfied at the Closing, the Company shall effect and cause the Spin-Off Subsidiary to effect the consummation of the Drop Down and the Distribution in accordance with the Drop Down Agreement (as executed and delivered on the date hereof).

(b)            Without limiting the generality of the foregoing, the Company shall:

(i)                use commercially reasonable efforts to obtain, as soon as reasonably practicable after the date hereof, each of the consents set forth on Sections 2.3 of the Company Disclosure Letter and each of the consents and novations set forth on Exhibit H; and

(ii)               submit, and shall cause the Spin-Off Subsidiary to submit, all UCC (as such term is defined in the Drop Down Agreement) or other governmental filings necessary under applicable Law to (a) change the identity of the debtor on any Contributed Assets (as such term is defined in the Drop Down Agreement) subject to a recorded Encumbrance from the Company or a Project Company to the Spin-Off Subsidiary or one of its Subsidiaries and (b) terminate all Encumbrances other than Permitted Encumbrances (disregarding subsection (ii) of the definition of Permitted Encumbrances) recorded in any jurisdiction on any Retained Assets.

4.16         Employment Matters.  (a)  The Company shall, and shall cause each of the Project Companies, to cause the transfer of the employment of each of its respective employees, other than the Project Employees, to the Spin-Off Subsidiary prior to the Closing in a manner designed to minimize any Liability, cost and payments arising under applicable Law; in the event any non-Project Employee refuses to be transferred to the Spin-Off Subsidiary, such employees shall be terminated by the Company in a manner designed to minimize any Liability, cost and payments arising under applicable Law.

(b)            The Company and Parent shall in good faith endeavor to identify and agree prior to the Closing which employees of the Company constitute Project Employees for purposes of this Agreement, notwithstanding the definition thereof in Section 2.11(c) of this Agreement.

4.17         Changes after Signing.  Parent shall promptly notify the Company of any change, occurrence or event, which, individually or in the aggregate with any other changes, occurrences and events, is reasonably likely to cause any of the conditions to Closing set forth in Article 5 not to be satisfied; provided that in no event shall Hold Co be entitled to make a claim for indemnification under Section 7.2(c)(ii) for a breach of this Section 4.17 after Closing.

4.18         Bridge Loan.  On or prior to the Closing Date, Hold Co shall repay all amounts outstanding under the Bridge Loan in full or novate the Bridge Loan to Hold Co in a form reasonably acceptable to Parent, and cause all Encumbrances placed on the assets of the Company and any of the Project Companies in connection with the Bridge Loan to be released.

4.19         Purchase Orders.  Prior to Closing, the Company shall cause to be canceled, all purchase orders which (i) are not Project Contracts, (ii) have not have not been novated to the Spin-Off Subsidiary prior to the Drop Down Closing, and (iii) are not fully reflected as accounts payable on the Closing Payment List (the “Open Purchase Orders”).

4.20         Payment Lists.  At least three but no more than five Business Days prior to the Closing Date, the Company shall deliver the Closing Payment List to Parent.  At lease three but no more than five Business Days prior to the Holdback Release Date, Hold Co shall provide the Hold Co Payment List to Parent.  The Closing Payment List need not include any accounts payable for which payment in full shall have been sent or otherwise transmitted by the close of business on the Closing Date.

4.21         Tax Information.  The Company and Hold Co will give Parent reasonable access during regular business hours to the Company’s relevant employees and relevant books and records to assist in Parent’s review of, (i) the limitations, if any, to which the Company’s net operating losses are subject under Section 382 of the Code, (ii) the amount of the Company’s research credits under Section 41 of the Code, and (iii) any other tax positions or attributes of the Company and its Subsidiaries.

4.22         HSR Filing Fee.  Parent shall pay on behalf of the Company its filing fee under the HSR Act.

4.23         Closing Registration Statement.  Parent shall prepare an "automatic shelf registration statement" (as defined in Rule 405 of the Securities Act) on Form S-3 for the purpose of registering under the Securities Act all of the shares of Parent Common Stock issued or issuable in the Merger (other than Escrow Shares) for resale by, and for the account of, Hold Co as the selling stockholder thereunder (the "Closing Registration Statement").  Parent shall ensure that the Closing Registration Statement conforms in all respects to the requirements of the Securities Act and the Rules and Regulations thereunder.  At least three (3) Business Days prior to the Closing, Parent shall furnish to the Company and Hold Co a draft of the Closing Registration Statement, which will be subject to the reasonable review and comment of the Company, Hold Co and their counsel.  Parent shall also cause the Parent Common Stock covered by the Closing Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by Parent are listed or traded.

4.24         Merger Sub.  Promptly following the execution of this Agreement, Parent shall form Merger Sub and shall cause Merger Sub to, and Merger Sub shall, sign a joiner agreement to this Agreement which shall bind Merger Sub to all of the terms and conditions of this Agreement and the transactions contemplated hereby.

4.25         IntercompanyArrangements.  Parent, Hold Co and the Company acknowledge and agree after the Closing that there shall not exist any intercompany arrangement between Hold Co, the Spin-Off Subsidiary, and their respective Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, that was entered into prior to the Closing, other than the Drop Down Agreement and the other agreements contemplated hereby and thereby.

ARTICLE 5
CONDITIONS TO THE MERGER

5.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the maximum extent permitted by Law may be waived in a written agreement of the Company (for itself and Hold Co) and Parent (for itself and Merger Sub) (each such condition is solely for the benefit of the parties hereto and may be waived without notice, Liability or obligation to any Person):

(a)            Time Since Solicitation.  At least ten (10) days shall have lapsed since the Solicitation Date.

(b)            No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, the Hold Co Merger, the Distribution or the Drop Down shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.  No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered or enforced, which makes the consummation of the transactions contemplated by this Agreement illegal.  Notwithstanding the foregoing, no party may assert the foregoing condition unless such party shall have used commercially reasonable efforts to (i) prevent the entry of any such injunction or order and to appeal as promptly as possible any such injunction or order that may be entered and (ii) oppose such Governmental Entity’s action or the enactment, entering into or enforcement of such statute, rule, regulation or order, as applicable.

(c)            Antitrust Approvals.  All applicable waiting periods under the HSR Act or required foreign antitrust Laws shall have expired or been terminated.

(d)            NASDAQ Quotation.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for quotation on NASDAQ, subject to official notice of issuance.

(e)            The Hold Co Merger, the Drop Down and the Distribution.  The Hold Co Merger shall have been consummated pursuant to the Hold Co Merger Agreement as executed and delivered on the date hereof (and which agreement has not been amended, modified or supplemented since such date).  The Drop Down and the Distribution shall have been consummated in accordance with the Drop Down Agreement as executed and delivered on the date hereof (and which agreement has not been amended, modified or supplemented since such date).  The Drop Down Agreement shall be in full force and effect.

5.2           Additional Conditions to Obligations of Hold Co and the Company.  The obligations of Hold Co and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (each such condition is solely for the benefit of Hold Co and the Company and may be waived in the Company’s sole discretion (on behalf of itself and Hold Co) without notice, Liability or obligation to any Person):

(a)            Representations, Warranties and Covenants.  Each of the representations and warranties made by each of Parent and Merger Sub in this Agreement (excluding the representations and warranties of Parent and Merger Sub contained in Sections 3.3(a) (Authority) and 3.5 (Board Approval) which will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Closing Date) will be true and correct in all respects (without giving effect to any limitations as to materiality or Parent Material Adverse Effect as set forth therein), in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for such failures to be true and correct as would not, in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.  Parent shall have performed and complied in all material respects with all covenants and other obligations of this Agreement required to be performed and complied with by it at or before the Closing.

(b)            Receipt of Closing Deliveries.  The Company shall have received each of the agreements, instruments and other documents required to have been delivered to the Company at or prior to the Closing as set forth in Exhibit G and none of such agreements, instruments and other documents shall have been rescinded, amended or revoked.

(c)            Tax Opinion.  The Company shall have received the opinion of Covington & Burling LLP, counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Covington & Burling LLP may require and rely on customary representations and covenants, including those in Exhibit F-1 and Exhibit F-2, reasonably satisfactory in form and substance to Covington & Burling LLP.

(d)            No Material Adverse Change.  Since the date of this Agreement there shall not have occurred any events or developments of any character that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

(e)            NASDAQ Listing.  Parent shall have caused the Parent Common Stock covered by the Closing Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by Parent are listed or traded.

(f)             Registration Statement Effective.  The Closing Registration Statement shall have been filed by Parent in conformity with the requirements of the Securities Act and the rules and regulations thereunder, and shall be effective (the "Closing Registration Statement Condition").

5.3           Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (each such condition is solely for the benefit of Parent and Merger Sub and may be waived by Parent in its sole discretion without notice, Liability or obligation to any Person):

(a)            Representations, Warranties and Covenants.  Each of the representations and warranties made by the Company in this Agreement (excluding the representations and warranties of the Company contained in Sections 2.3(a) and (b) (Authority), 2.24 (Board Approvals) and 2.25 (Stockholder Vote) which will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Closing Date) will be true and correct in all respects (without giving effect to any limitations as to materiality, Project Material Adverse Effect or Company Material Adverse Effect as set forth therein), in each case as of the date of this Agreement and at and as of the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for such failures to be true and correct as would not, in the aggregate, have or reasonably be expected to have a Project Material Adverse Effect or a Company Material Adverse Effect.  Each of the representations and warranties made by the Company or the Spin-Off Subsidiary in the Drop Down Agreement (excluding the representations and warranties of the Company contained in Section 3.3 of the Drop Down Agreement which will be true and correct in all respects, as of the date of this Agreement and at and as of the Closing Date) will be true and correct in all respects (without giving effect to any limitations as to materiality, Project Material Adverse Effect or Company Material Adverse Effect as set forth therein), in each case as of the date of this Agreement and as of the date of the Drop Down Closing, as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except for such failures to be true and correct as would not, in the aggregate, have or reasonably be expected to have a Project Material Adverse Effect or a Company Material Adverse Effect.  The Company and Hold Co shall have performed and complied in all material respects with all covenants and other obligations of this Agreement required to be performed and complied with by it at or before the Closing.

(b)            Receipt of Closing Deliveries.  Parent and Merger Sub shall have received each of the agreements, instruments and other documents required to have been delivered to Parent and Merger Sub at or prior to the Closing as set forth in Exhibit G and none of such agreements, instruments and other documents shall have been rescinded, amended or revoked.

(c)            Tax Opinion.  Parent shall have received the opinion of Cravath, Swaine & Moore LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Cravath, Swaine & Moore LLP may require and rely on customary representations and covenants, including those in Exhibit F-1 and Exhibit F-2, reasonably satisfactory in form and substance to Cravath, Swaine & Moore LLP.

(d)            No Material Adverse Change.  Since the date of this Agreement there shall not have occurred any event or development of any character that has had or is reasonably likely to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(e)            Appraisal Rights.  If Hold Co is a limited liability company, holders, in the aggregate, of not greater than five (5) percent of the outstanding voting power of the Company Capital Stock, on an as converted to Company Common Stock basis, shall have exercised and/or hold the right to exercise any appraisal rights under the DGCL with respect to the Hold Co Merger Agreement or the Hold Co Merger.

(f)             Company Capitalization.    The Company shall have no outstanding securities other than 100 shares of Company Common Stock that are owned beneficially and of record by Hold Co.  There shall exist no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company.

(g)            Bridge Loan.  All amounts outstanding under the Bridge Loan shall have been repaid in full by, or novated to, Hold Co, and all Encumbrances placed on the assets of the Company and any of the Project Companies in connection with the Bridge Loan shall have been released.

(h)            Master Sublease.  In the event that any of the Contracts set forth in Schedule 8.4(gggg) shall not have been terminated or novated to Hold Co or one of its Subsidiaries, other than the Company and any Project Companies, prior to the Drop Down Closing, the Company and the Spin-Off Subsidiary shall have entered into the Master Sublease.

ARTICLE 6
TERMINATION, AMENDMENT AND WAIVER

6.1           Termination.  At any time prior to the Effective Time, this Agreement may be terminated:

(a)            by mutual written consent duly authorized by the respective boards of directors of Parent (or a committee thereof) and the Company;

(b)            by either Parent or the Company, pursuant to a written notice, if the Closing shall not have occurred on or before July 31, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)            by either the Company or Parent, pursuant to a written notice, if any permanent injunction or other order of a court or other competent Government Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(d)            by Parent, pursuant to a written notice, if the Company shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured prior to the Termination Date (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.3(a) or (d) to be satisfied (provided, however, that the termination right under this Section 6.1(d) shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement); or

(e)            by the Company, pursuant to a written notice, if Parent or Merger Sub shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured prior to the Termination Date (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2(a) or (d) to be satisfied; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to the Company if the Company or Hold Co is at that time in material breach of this Agreement).

6.2           Effect of Termination.  If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Sub, Hold Co or the Company or their respective officers, directors, stockholders or Affiliates hereunder; provided, however, that each party hereto shall remain liable for any willful breaches of any representations or warranties under this Agreement and for any willful breaches of covenants or other obligations under this Agreement so long as the party claiming such liability is not in material breach of this Agreement; and provided, further, that the Confidentiality Agreement and the provisions of Sections 4.7, 4.8, 4.12, 6.2 and Article 8 (but excluding Section 8.1) shall remain in full force and effect and survive any termination of this Agreement.

6.3           Amendment.  Subject to the provisions of applicable Law, Parent and Hold Co may amend this Agreement at any time prior to or after the Effective Time in accordance with an instrument in writing signed on behalf of each such party, and such amendment shall be binding on each party hereto; provided, however, that no such amendment shall alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock in the Merger in accordance with Section 1.4.

6.4           Extension; Waiver.  Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7
ESCROW FUND AND INDEMNIFICATION

7.1           Escrow Fund.  Subject to Section 7.10 hereof, from and after the Closing, the Escrow Fund will be the sole and exclusive remedy available to compensate Parent (on behalf of itself or any other Indemnified Person) for Losses in accordance with this Article 7; it being understood and agreed and the Company and any Company Indemnified Person shall have all rights set forth in the Drop Down Agreement and the Master Sublease and that this Article 7 shall not affect the rights of the Company or of any Company Indemnified Person thereunder, except as set forth in Section 7.2(d).  The value of any given share of Parent Common Stock held in the Escrow Fund shall, for purposes of this Article 7, be as set forth in the Escrow Agreement.

7.2           Indemnification.

(a)            From and after the Closing, subject to this Article 7, Hold Co shall, out of the Escrow Fund, indemnify and hold harmless Parent, the Surviving Company, the Subsidiaries of Parent and the Surviving Company, their respective officers, directors, agents and employees, and each Person who Controls or may Control Parent and the Surviving Company (each of the foregoing, a “Parent Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, reductions in value, costs and expenses, including reasonable costs of investigation, settlement, and defense and reasonable legal fees, court costs, and any interest costs or penalties (collectively, “Losses”), arising out of, related to or otherwise by virtue of:

(i)                any failure of any representation or warranty made by the Company in Article 2 to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made on the Closing Date), provided that in the case of any such representation or warranty (other than those contained in Sections 2.1 (Organization, Standing and Power), 2.2 (a) (Capital Structure), 2.4(a) and (b) (Financial Statements), 2.5(a) (Absence of Changes), 2.15 (Project Development), 2.17 (Real Property), 2.18(a) (Environmental), 2.19 (Permits) and 2.26 (Disclosures)) that is limited by “material,” “in all material respects,” “Project Material Adverse Effect” or “Company Material Adverse Effect” or any similar term or limitation (excluding the definition of Permitted Encumbrances), the breach or inaccuracy of such representation or warranty and the amount of such Losses will be determined as if “material,” “in all material respects,” “Project Material Adverse Effect,” “Company Material Adverse Effect” or such similar terms (excluding the definition of Permitted Encumbrances) were not included therein;

(ii)               any breach of any of the covenants or agreements made by the Company or Hold Co in this Agreement;

(iii)              any Taxes of the Company or any of its Subsidiaries attributable to any period on or before the Closing, including any Taxes incurred in connection with (x) the Drop Down, the Distribution or the Hold Co Merger that are not paid before the Closing, or (y) the repayment of the Bridge Loan (collectively, the “Pre-Closing Tax Liabilities”);

(iv)             any failure of any representation or warranty made by the Spin-Off Subsidiary in the Drop Down Agreement to be true and correct in all respects when made and as of the Drop Down Closing (as though such representation, warranty or certification were made at the Drop Down Closing Date);

(v)              any breach of any of the covenants or agreements made by the Company and to be performed prior to the completion of the Drop Down, or by the Spin-Off Subsidiary or Hold Co, in each case under the Drop Down Agreement;

(vi)             any Dissenting Shares Excess Payments;

(vii)            any Pre-Closing Project Liabilities;

(viii)           any Assumed Liabilities under the Drop Down Agreement; or

(ix)              any inaccuracy, including by way of exclusion, of the amounts set forth on either the Closing Payment List, the Hold Co Payment List or the Lease Holdback Amount Certificate.

(b)            In the case of any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that any and all Tax Liabilities related to, associated with or arising out of or in connection with the Hold Co Merger, the Drop Down, the Distribution (including for this purpose all Tax Liabilities arising as a result of any transfer of assets that is undertaken in order to separate the assets that are held, directly or indirectly, by the Company or any Project Company following the Distribution from the assets that will not be so held), the assets not held by the Company or any Project Company after the Distribution, or the repayment of the Bridge Loan shall be considered to be Pre-Closing Tax Liabilities.  Any compensation-related Taxes for employees that do not remain employees of the Company after the Merger and any employment-related Taxes on the cash out of all equity compensation on or before the Merger, shall be considered Pre-Closing Tax Liabilities.

(c)            From and after the Closing, subject to this Article 7, Parent shall indemnify and hold harmless Hold Co or, after the assignment contemplated by Section 7.9, the Stockholders’ Representative, and Hold Co’s respective officers, directors, agents and employees, and each Person who Controls or may Control Hold Co (each, a “Company Indemnified Person”, and along with the Parent Indemnified Persons, the “Indemnified Persons”) from and against any and all Losses arising out of, related to or otherwise by virtue of:

(i)                any failure of any representation or warranty made by Parent in Article 3, to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made on the Closing Date);

(ii)               any breach of any of the covenants or agreements made by Parent in this Agreement; and

(iii)              any Excluded Liabilities under the Drop Down Agreement (except for the Pre-Closing Project Liabilities).

(d)            If, at any time when a Liability Claim for Alternative Recovery Losses is resolved in accordance with this Article 7, at least seventy five percent (75%) of the shares of Parent Common Stock together with the Escrow Cash then remain in the Escrow Fund (the “Escrow Threshold”) and are not subject to any pending Liability Claims (the excess of any such shares over the Escrow Threshold, the “Available Shares”), such Alternative Recovery Losses shall be satisfied first with Available Shares.  In the event that the amount of Alternative Recovery Losses awarded cannot be fully satisfied with Available Shares, Parent may elect to recover such excess Alternative Recovery Losses under this Agreement or from the Spin-Off Subsidiary under the Drop Down Agreement, but without duplicating any such recovery.  Nothing herein shall limit the ability of Parent Indemnified Parties to seek indemnification under the Drop Down Agreement at any time, so long as Alternative Recovery Losses, when finally determined, are satisfied in accordance with this Section 7.2(d).

7.3           Limitations on Indemnification.

(a)            Subject to the following sentence, each of the Parent Indemnified Persons and the Company Indemnified Persons may not recover Losses from the Escrow Fund or Parent, respectively, in respect of any claim for indemnification under Section 7.2(a)(i), 7.2(a)(iv), 7.2(a)(vii) or 7.2(c)(i), respectively, (A) unless and until Losses have been incurred, paid or properly accrued in an aggregate amount greater than $3,200,000 (the “Indemnification Threshold”) and (B) unless each such claim (when aggregated with all claims arising out of the same facts and circumstances) is in excess of $35,000 (and no claims below such amount shall be included when determining whether the Indemnification Threshold has been met).  Notwithstanding the foregoing sentence, (i) the Parent Indemnified Persons will be entitled to recover for, and the Indemnification Threshold and per-claim threshold will not apply to, any claim for indemnification (x) under Section 7.2(a)(i) or 7.2(a)(iv) for any Losses with respect to any failure of any representation or warranty made by the Company in Section 2.1(a)-(g) (Organization, Standing and Power), 2.2(a) (Capital Structure), 2.3(a) and (b) (Authority), 2.9 (Taxes), 2.24 (Board Approval), or 2.25 (Stockholder Vote) or by the Spin-Off Subsidiary in Section 3.1 (Organization, Standing and Power) and Section 3.3 (Validity and Enforceability) of the Drop Down Agreement to be true, or (y) under Section 7.2(a)(iii), and (ii) the Company Indemnified Persons will be entitled to recover for, and the Indemnification Threshold and per-claim threshold will not apply to, any claim for indemnification under Section 7.2(c)(i) for any Losses with respect to failure of any representation or warranty made by the Parent in Sections 3.1 (Organization, Standing and Power),  3.3(a) (Authority) and 3.5 (Board Approval) to be true.  Once the applicable Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover for all such Losses exceeding the Indemnification Threshold, subject to this Article 7.

(b)            Subject to Section 7.2(d) and as provided in the Drop Down Agreement, the sole source of recovery by Parent Indemnified Parties for Losses under Section 7.2(a) and (b) shall be the Escrow Fund.  The aggregate liability of Parent for Losses under Section 7.2(c) shall not exceed $80,000,000.

(c)            Hold Co shall not have any right of contribution, right of indemnity or other right or remedy against the Surviving Company,  the Project Companies or any of the Project Employees in connection with any indemnification obligation or any other Liability to which Hold Co may become subject under or in connection with this Agreement.

(d)            No Indemnified Person’s rights under this Article 7 shall be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by such Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing.

(e)            The Indemnified Persons shall mitigate, to the extent expressly required by applicable Law, any Losses for which such Indemnified Persons seek indemnification under this Article 7 and shall use commercially reasonable efforts to seek any amounts available under insurance coverage or from any other person alleged to be responsible for any Losses payable under this Article 7; it being understood that making a written request for payment from any such insurer or other party shall constitute compliance with this Section 7.3(e) and that no further efforts, including, without limitation, litigation against such insurer or other party, shall be necessary.

(f)             The amount of any Losses payable under this Article 7 shall be net of any amounts actually recovered under applicable insurance policies.

7.4           Escrow Claim Period.  The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claim Period”) shall commence at the Closing Date and terminate at 11:59 p.m. Pacific time on the second anniversary of the Closing Date.  Notwithstanding anything contained in this Agreement to the contrary, at the conclusion of the Claim Period such portion of the Escrow Fund as may be necessary in the reasonable judgment of Parent to satisfy any unresolved or unsatisfied claims for Losses specified in any Claims Notice delivered to the Escrow Agent prior to expiration of the Claim Period shall remain in the Escrow Fund until such claims for Losses have been resolved or satisfied.

7.5           Claims for Indemnification.  At any time that an Indemnified Person has a claim that has resulted or would reasonably be expected to result in a Loss (a “Liability Claim”) that is indemnifiable under Section 7.2, such Indemnified Person shall promptly deliver a notice of such Liability Claim (a “Claims Notice”) to Hold Co (in the case of a claim by a Parent Indemnified Person) or to Parent (in the case of a claim by a Company Indemnified Person).  With respect to a Liability Claim under Section 7.2(a) against the Escrow Fund, at the same time Parent delivers a Claims Notice to Hold Co, Parent shall deliver a Claims Notice to the Escrow Agent.  A Claims Notice shall (A) be signed by an officer of Parent or by Hold Co, as applicable, (B) describe the Liability Claim in reasonable detail (based upon the information then possessed by Parent or Hold Co, as applicable) and (C) indicate the amount (or a good faith estimate of the amount, if necessary) of the Loss that has been or is reasonably likely to be suffered by the Indemnified Persons.  No delay in or failure to give a Claims Notice by an Indemnified Person to Parent or Hold Co and the Escrow Agent, as applicable, pursuant to this Section 7.5 shall adversely affect any of the other rights or remedies that the Indemnified Person has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this Article 7, except and to the extent that such delay or failure has materially prejudiced such parties.

7.6           Objections to and Payment of Claims.

(a)            Hold Co or Parent, as applicable, may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Parent or Hold Co, respectively, (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of any objection (an “Objection Notice”).  Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b)            If an Objection Notice is not delivered by Hold Co to Parent (with a copy of the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) or by Parent to Hold Co, in each case within 30 days after delivery of the Claims Notice, such failure to so object shall be an irrevocable acknowledgment by each party to this Agreement that the Indemnified Persons are entitled to indemnification under Section 7.2 for the Losses set forth in such Claims Notice in accordance with this Article 7.

(c)            If the Claims Notice was delivered to the Escrow Agent and no Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice with respect to all or a portion of the Losses claimed in the Claims Notice, the Escrow Agent shall deliver to Parent, as soon as practicable, shares of Parent Common Stock and Escrow Cash from the Escrow Fund, as provided for in the Escrow Agreement, having a value equal to the amount of the Losses set forth in such Claims Notice to which no objection was made; provided that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Parent (on behalf of itself or any other Parent Indemnified Person) shall not be so entitled to receive any of the amounts set forth above in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses are finally determined.  If the Claims Notice was delivered to Parent and no Objection Notice was delivered to Hold Co within 30 days of the delivery of the Claims Notice with respect to all or a portion of the Losses claimed in the Claims Notice, Parent shall promptly pay Hold Co, on behalf of the Company Indemnified Persons, cash equal to the amount of the Losses set forth in such Claims Notice to which no objection was made); provided that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Hold Co (on behalf of itself or any other Company Indemnified Person) shall not be so entitled to receive any of the amounts set forth above in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses are finally determined.

(d)            Notwithstanding anything to the contrary in this Agreement, Indemnified Persons, other than Parent and Hold Co, do not have any individual right to object to any claim made in a Claims Notice under this Article 7 and, except as aforesaid, any and all claims made in Claims Notice on behalf of the Indemnified Persons may be objected to only by Parent or Hold Co, as applicable.

7.7           Resolution of Objections to Claims.

(a)            If Hold Co or Parent, as applicable, objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, Hold Co and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Hold Co and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, with respect to a Loss suffered by any Company Indemnified Person, within 10 days of entering into such memorandum, Parent shall pay Hold Co in cash (on behalf of the Company Indemnified Persons) for the agreed upon amount of Losses in accordance with Section 7.6(c) as if such Losses had not been objected to.  To the that extent a Liability Claim will be satisfied by the Escrow Fund, a copy of the memorandum setting forth the agreement shall be delivered to the Escrow Agent and the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares of Parent Common Stock and Escrow Cash, if any, as soon as practicable from the Escrow Fund in accordance with the terms thereof.

(b)            If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Parent or Hold Co may institute arbitration proceedings to resolve such dispute in accordance with Section 8.11.  Upon the final decision by the arbitrator, a memorandum setting forth such decision shall be prepared and signed by both parties and within 30 days of such decision, (i) if any Losses were determined to be suffered by a Company Indemnified Person, Parent shall pay Hold Co in cash (on behalf of the Company Indemnified Persons) for the determined amount of Losses in accordance with Section 7.6(c) as if such Losses had not been objected to and (ii) if any Losses were determined to be suffered by a Parent Indemnified Person, a copy of such memorandum shall be delivered to the Escrow Agent and the Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the shares of Parent Common Stock and Escrow Cash, if any, as soon as practicable from the Escrow Fund in accordance with the terms thereof.

(c)            During the period from the giving of any Claims Notice through the institution of binding arbitration in accordance with Section 7.7(b), each party will be entitled to the timely production by the other party of relevant, non-privileged and non-confidential documents or copies thereof.

7.8           Third-Party Claims.

(a)            If Parent receives written notice of a third-party claim that Parent believes is reasonably likely to result in a claim for indemnification in accordance with Section 7.2 by or on behalf of a Parent Indemnified Person, Parent shall promptly notify Hold Co of such third-party claim and provide Hold Co the opportunity to direct, through counsel of its own choosing (who shall be reasonably acceptable to Parent), at its own cost, the defense or settlement of such claim; provided, that (a) the claim or proceeding solely seeks (and continues to seek) monetary damages; (b) Parent reasonably determines in good faith that there is no reasonable likelihood that such claim will cause the Parent Indemnified Persons to suffer Losses in excess of the amount held in the Escrow Fund from time to time during the pendency of the claim, excluding any amount subject to any other claim; and (c) Hold Co agrees in writing that the Escrow Fund is available to cover any amounts paid in resolution or settlement of the claim subject to the limitations set forth in Section 7.3 (the conditions set forth in clauses (a) through (c) are, collectively, the “Parent Litigation Conditions”).  If the Parent Litigation Conditions are met and Hold Co elects to assume the defense of any such claim or proceeding, Hold Co shall allow Parent to participate in such defense, but in such case the expenses of Parent shall be paid by Parent.  A Parent Indemnified Person shall provide Hold Co and its counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Hold Co in the defense or settlement thereof, and the Parent Indemnified Persons shall be reimbursed from the Escrow Fund for all of their reasonable out-of-pocket expenses in connection therewith.  If Hold Co elects to direct the defense of any such claim or proceeding, the Parent Indemnified Persons shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless (i) Hold Co consents in writing to such payment, (ii) Hold Co withdraws from the defense of such asserted liability and Parent undertakes the defense or settlement of such claim or proceeding and settles such claim or proceeding in accordance with this Section 7.8 or (iii) a final judgment from which no appeal may be taken by or on behalf of Hold Co is entered against Parent Indemnified Persons for such liability.  If Hold Co fails to defend or if, after commencing or undertaking any such defense, Hold Co fails to prosecute or withdraws from such defense, or if any of the Parent Litigation Conditions cease to be met, Parent shall have the right to undertake the defense or settlement thereof (which shall be conducted by Parent diligently and in good faith), and retain counsel, reasonably satisfactory to Hold Co, at Hold Co’s expense; provided, however, that Hold Co shall not be required to pay the fees and expenses of more than one counsel for the Parent Indemnified Persons in any single action, except to the extent that two or more such Parent Indemnified Persons shall have conflicting interests in the outcome of such action and, without the consent of Hold Co in writing, no settlement any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter.  If Hold Co consents to any such settlement, Hold Co shall not have any power or authority to object to the amount or validity of any claim by or on behalf of any Parent Indemnified Person for indemnity with respect to such settlement except to the extent the limits set forth in Section 7.3 apply.  Notwithstanding any other provision of this Agreement, any costs and expenses of defense and investigation, including court costs and reasonable attorneys fees incurred or suffered by the Parent Indemnified Persons in connection with the defense of any third party claim that, if adversely determined against the Parent Indemnified Person, would be indemnifiable hereunder, shall constitute Losses that shall be indemnifiable under Section 7.2.

(b)            If Hold Co receives written notice of a third-party claim that Hold Co believes is reasonably likely to result in a claim for indemnification in accordance with Section 7.2 by or on behalf of a Company Indemnified Person, Hold Co shall promptly notify Parent of such third-party claim and provide Parent the opportunity to direct, through counsel of its own choosing (who shall be reasonably acceptable to Hold Co), at its own cost, the defense or settlement of such claim; provided that (a) the claim or proceeding solely seeks (and continues to seek) monetary damages; (b) Hold Co reasonably determines in good faith that there is no reasonable likelihood that such claim will cause the Company Indemnified Persons to suffer Losses in excess of the aggregate liability of Parent for Losses under Section 7.2(c) as set forth in Section 7.3(b), excluding any amount subject to any other claim; and (c) Parent agrees in writing to be liable for any amounts paid in resolution or settlement of the claim subject to the limitations set forth in Section 7.3 (the conditions set forth in clauses (a) through (c) are, collectively, the “Hold Co Litigation Conditions”).  If the Hold Co Litigation Conditions are met and Parent elects to assume the defense of any such claim or proceeding, Parent shall allow Hold Co to participate in such defense, but in such case the expenses of Hold Co shall be paid by Hold Co.  The Company Indemnified Persons shall provide Parent and its counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Parent in the defense or settlement thereof, and the Company Indemnified Persons shall be reimbursed for all of their reasonable out-of-pocket expenses in connection therewith.  If Parent elects to direct the defense of any such claim or proceeding, the Company Indemnified Persons shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless (i) Parent consents in writing to such payment, (ii) Parent withdraws from the defense of such asserted liability and Hold Co undertakes the defense or settlement of such claim or proceeding and settles such claim or proceeding in accordance with this Section 7.8 or (iii) a final judgment from which no appeal may be taken by or on behalf of Hold Co is entered against a Company Indemnified Person for such liability.  If Parent fails to defend or if, after commencing or undertaking any such defense, Parent fails to prosecute or withdraws from such defense, or if any of the Hold Co Litigation Conditions are met, Hold Co shall have the right to undertake the defense or settlement thereof (which shall be conducted by Hold Co diligently and in good faith), and retain counsel, reasonably satisfactory to Parent, at Parent’s expense; provided, however, that Parent shall not be required to pay the fees and expenses of more than one counsel for the Company Indemnified Persons in any single action, except to the extent that two or more such Company Indemnified Persons shall have conflicting interests in the outcome of such action and, without the consent of Parent in writing, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter.  If Parent consents to any such settlement, Parent shall not have any power or authority to object to the amount or validity of any claim by or on behalf of any Company Indemnified Person for indemnity with respect to such settlement except to the extent the limits set forth in Section 7.3 apply.  Notwithstanding any other provision of this Agreement, any costs and expenses of defense and investigation, including court costs and reasonable attorneys fees incurred or suffered by the Company Indemnified Persons in connection with the defense of any third party claim that, if adversely determined against the Company Indemnified Person, would be indemnifiable hereunder, shall constitute Losses that shall be indemnifiable under Section 7.2.

7.9           Stockholders’ Representative.  In the event that, after Closing, Hold Co will no longer be able to exercise it rights or perform its obligations under this Agreement, Hold Co shall, in connection with such event, appoint a stockholders’ representative and/or a trustee or other agent acting for the benefit of the equity holders of Hold Co, reasonably acceptable to Parent, that shall have the right to act on its behalf from and after such appointment for all purposes under this Agreement, including this Article 7 (the “Stockholders’ Representative”).  In no event shall the appointment of the Stockholders’ Representative confer any right upon the Company Stockholders that they would not have absent such appointment.

7.10         Exclusive Remedy.  Except as otherwise provided in Section 7.1 in relation to rights under the Drop Down Agreement and Section 7.2(d), this Article 7 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent any Indemnified Person from bringing a claim for fraud or intentional misrepresentation against any Person whose intentional misrepresentation in connection with a representation or warranty contained herein, or whose fraud, has caused such Indemnified Person to incur Losses or has limited the Losses recoverable by such Indemnified Person.  If the Merger is not consummated the parties’ Liability with respect to breaches of this Agreement, including breaches of representations and warranties or failure to perform covenants, shall be governed by Section 6.2.  Nothing in this Agreement shall in any way limit the right to recover Losses under the Drop Down Agreement.

ARTICLE 8
GENERAL PROVISIONS

8.1           Survival of Representations and Warranties.  The representations and warranties made by the Company shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date, and no claim for indemnification pursuant to Article 7 for breach thereof may be made at any time thereafter.  The representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Closing and remain in full force and effect until the 6 month anniversary of the Closing Date, and no claim for indemnification pursuant to Article 7 for breach thereof may be made at any time thereafter.  The covenants of each party that are to be performed prior to the Closing shall not survive the Closing but the indemnification for breaches of any such covenants shall survive the Closing  until the second anniversary of the Closing Date, and no claim for indemnification pursuant to Article 7 for breach thereof may be made at any time thereafter. Notwithstanding any other provision of this Agreement, no right to indemnification in accordance with Article 7 in respect of any claim based upon any misrepresentation or breach of a representation, warranty or covenant that is set forth in a valid Claim Notice delivered prior to the survival period for such representation, warranty or covenant shall be affected by the expiration of such representations, warranty or covenant.

8.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one Business Day after having been dispatched by a nationally recognized overnight courier service or when sent via facsimile (with acknowledgement of complete transmission) to the parties hereto at the following address (or at such other addresses for a party as shall be specified by like notice):

(i)                if to Parent, Merger Sub or the Company (after the Effective Time), to:

First Solar, Inc.
620 Eighth Avenue, Floor 44
New York, NY 10018
Attention: Vice President, General Counsel
Facsimile: 646-366-2248

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Erik R. Tavzel, Esq.
Facsimile No.:  (212) 474-3700

(ii)               if to the Company (prior to the Effective Time), to:

OptiSolar Inc.
31302 Huntwood Avenue
Hayward, CA 94544
Attention: Lisa Bodensteiner
Facsimile: (510) 401-5160

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:  William Collins
Jack Bodner
Facsimile No.: 212.841.1010

and

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, CA 94104
Attention: Sam Dibble
Facsimile No.: 415.954.4480

(iii)              if to the Hold Co, to:

OptiSolar Holdings LLC
c/o OptiSolar Inc.
31302 Huntwood Avenue
Hayward, CA 94544
Attention: Lisa Bodensteiner
Facsimile: (510) 401-5160

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:  William Collins
Jack Bodner
Facsimile No.: 212.841.1010

and

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, CA 94104
Attention: Sam Dibble
Facsimile No.: 415.954.4480

8.3           Terms Generally; Interpretation.  Except to the extent that the context otherwise requires:

(a)            when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b)            the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)            the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)            any gender-specific reference in this Agreement include all genders;

(f)             the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g)            a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h)            references to a Person are also to its permitted successors and assigns;

(i)             unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent;

(j)             the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(k)            the contents of the Company Disclosure Letter and the Schedules to this Agreement form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement, and any reference to “this Agreement” or described in Section 8.3(d) shall be deemed to include the Schedules to this Agreement, provided that, reference to or disclosure of any item or other matter in the Company Disclosure Letter (including the attachments thereto) is not intended to broaden the scope of any representation or warranty of the Company or Hold Co contained in this Agreement or to create any covenant on the part of the Company or Hold Co;

(l)             no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty at issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence; and

(m)           the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Merger.

8.4           Definitions.

For purposes of this Agreement:

(a)            “Accounting Change” has the meaning set forth in the Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 154;

(b)            “Acquisition Transaction” has the meaning set forth in Section 4.4(a);

(c)            an “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person;

(d)            “Agreement” has the meaning set forth in the Preamble;

(e)            “Alternative Recovery Losses” means Losses for which indemnification is available both under this Agreement and under the Drop Down Agreement;

(f)             “Antitrust Laws” has the meaning set forth in Section 4.3(f);

(g)            “BLM” means the Bureau of Land Management of the United States Department of the Interior, or any successor agency thereto;

(h)            “BLM Easements” means all easements and land use rights Related to the Project Business granted to the Company or its Subsidiaries by the BLM;

(i)             “BLM Permit Applications” means Form SF-299’s, Plans of Development, Cost Recovery Agreements, and all other related materials submitted to the BLM, or materials supporting such documents but not submitted to the BLM, for the purpose of obtaining rights-of-way grants for each of the Projects;

(j)             “Bridge Loan” means that certain note offering by and between the Company and certain investors closed as of February 10, 2009 and any further indebtedness incurred by the Company during the period from the date hereof through the Closing;

(k)            “Business Day” means any day on which banks are not required or authorized to be closed in San Francisco, California;

(l)             “Canadian Tax Act” means the Income Tax Act (Canada) and regulations thereunder, as amended;

(m)           “CAL ISO” means the California Independent System Operator;

(n)            “CAL ISO Deposit” means the deposit in the amount of $500,000 plus interest made by the Company or its Subsidiaries with CAL ISO relating to the interconnection applications for the Garnet and Jasper projects.

(o)            “CAMD” has the meaning set forth in Section 8.4(ggg);

(p)            “Certificate” has the meaning set forth in Section 1.4(c);

(q)            “Certificate of Incorporation” has the meaning set forth in Section 2.2(c);

(r)             “Certificate of Merger” has the meaning set forth in Section 1.1;

(s)            “Claim Period” has the meaning set forth in Section 7.4;

(t)             “Claims Notice” has the meaning set forth in Section 7.5;

(u)            “Closing” has the meaning set forth in Section 1.2;

(v)            “Closing Date” has the meaning set forth in Section 1.2;

(w)           Closing Payment Amount” means the aggregate amount of liabilities set forth on the Closing Payment List to be delivered by the Company to Parent at least three (3) Business Days prior to the Closing Date;

(x)            “Closing Payment List” means a list of all accounts payable of the Company and its Subsidiaries that are not in respect of Project Contracts and are past due pursuant to the terms under which they were incurred that shall not have been paid by the close of business on the Closing Date;

(y)            “Closing Project Business Payments” has the meaning set forth in Section 1.6;

(z)            “Closing Shares” has the meaning set forth in Section 1.4(c)(i);

(aa)          “Code” has the meaning set forth in the Recitals;

(bb)          “Commercial Operation” means, with respect to any Project, that the inverters, solar panels and other equipment and facilities aggregating to the Minimum Installed Capacity of such Project have been installed, are interconnected to a transmission system and are capable of generating and transmitting electrical energy continuously and reliably in accordance with Prudent Industry Practices to such transmission system in connection with commercial sales, excluding, however, electric energy delivered to such transmission system in connection with testing, start-up or commissioning;  provided, however, that Commercial Operation shall not occur before the occurrence of (a) “commercial operation”  (or any similar term or concept) under any Contract consisting of a power purchase agreement, other off-take agreement or contractual arrangement for the sale of energy from such Project, or (b) if there is no such Contract as described in clause (a), then “substantial completion” (or any similar term or concept) under the Contract for installation of the material equipment and balance of plant for such Project;

(cc)          “Company” has the meaning set forth in the Preamble;

(dd)          “Company Board” has the meaning set forth in Section 4.5(b);

(ee)          “Company Board Recommendation” has the meaning set forth in Section 4.5(b);

(ff)            “Company Capital Stock” has the meaning set forth in Section 1.4;

(gg)          “Company Common Stock” means the common stock of the Company par value $0.001 per share;

(hh)          “Company Disclosure Letter” has the meaning set forth in Section 2;

(ii)            “Company Indemnified Person” has the meaning set forth in Section 7.2(c);

(jj)            “CompanyMaterial Adverse Effect” means any effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets, Liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:  (i) any effect arising from or relating to changes in general business, economic, or securities markets conditions, (ii) any acts of war or other hostilities or terrorism, (iii) any changes affecting the solar power industry generally, (iv) any effect that results from any action taken pursuant to the express provisions of this Agreement (other than the Drop Down or the Distribution), including any action taken with the written consent or at the written direction of Parent or Merger Sub, or (v) any effect that results from a change in Law or GAAP;

(kk)          “Company Options” means all options exercisable for Company Capital Stock;

(ll)            “Company Preferred Stock” means the preferred stock of the Company par value $0.001 consisting of Senior Preferred A-1 Stock, Senior Preferred A-2 Stock, Senior Preferred B-1 Stock, Junior Preferred A-1 Stock, Junior Preferred A-2 Stock, Junior Preferred A-3 Stock, Junior Preferred A-4 Stock, Junior Preferred A-5 Stock, Junior Preferred A-6 Stock and Junior Preferred A-7 Stock;

(mm)        “Company Stock Plan” has the meaning set forth in Section 2.2(c);

(nn)          “Company Stockholders” means the holders of Company Capital Stock as of the date hereof;

(oo)          “Company Stockholders Meeting” has the meaning set forth in Section 2.25;

(pp)          “Company Transaction Expenses” has the meaning set forth in Section 4.11;

(qq)          “Confidentiality Agreement” has the meaning set forth in Section 4.7;

(rr)            “Contract” means options, warrants, calls, rights, commitments or (written or oral) contracts, agreements, instruments, arrangements, understandings, commitments or undertakings, including leases, licenses, guarantees, sublicenses and subcontracts;

(ss)          “Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  The verb “Control” and the term “Controlled” have correlative meanings;

(tt)            “December 31 Balance Sheet Date” has the meaning set forth in Section 2.5(a);

(uu)         “Delaware Secretary” has the meaning set forth in Section 1.1;

(vv)         “DGCL” has the meaning set forth in Section 1.1;

(ww)        “DLLCA” means the Delaware Limited Liability Company Act, as amended form time to time.

(xx)           “Dissenting Shares” has the meaning set forth in Section 1.10(a);

(yy)          “Dissenting Shares Excess Payments” has the meaning set forth in Section 1.10(c);

(zz)           “Distribution” has the meaning set forth in the Recitals;

(aaa)        “Drop Down” has the meaning set forth in the Recitals;

(bbb)       “Drop Down Agreement” has the meaning set forth in the Recitals;

(ccc)        “Effective Time” has the meaning set forth in Section 1.1;

(ddd)        “Employee Plan” has the meaning set forth in Section 2.10(a);

(eee)        “Encumbrances” means any mortgage, lien, pledge, hypothecation, right of others, encumbrance, title defect, title retention, retention agreement, interest, option, security interest of any kind, claim, charge, easements, covenants, pledges, licenses, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, restrictions on title or transfer of any nature whatsoever or any other similar restriction or limitation;

(fff)          “Environment” means all types of soil (saturated or otherwise), surface waters, groundwater, land, stream or other aquatic sediments, surface or subsurface strata, wetlands, ambient air and indoor air;

(ggg)       “Environmental Attributes” means all current attributes of an environmental or other nature that are created or otherwise arise from the generation of electricity from an eligible electric generating facility or the electric energy capacity or other generation-based products produced therefrom.  Forms of such attributes include any and all environmental air quality credits, green credits, including carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar products or rights, howsoever entitled, resulting from the avoidance of the emission of any gas, chemical, or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants of air, water or soil gas, chemical, or other substance.  Environmental Attributes include those currently existing under local, state, regional, federal, or international legislation or regulation relevant to the avoidance of any emission described in this definition under any governmental, regulatory or voluntary program, including the United Nations Framework Convention on Climate Change (“UNFCCC”) and related Kyoto Protocol or other programs, Laws or regulations involving or administered by the Clean Air Markets Division of the Environmental Protection Agency or successor administrator (collectively with any local, state, regional, or federal entity given jurisdiction over a program involving transferability of Environmental Attributes, the “CAMD”);

(hhh)       “Environmental Condition” has the meaning set forth in Section 2.18(b);

(iii)           “Environmental Law” means all applicable Laws concerning pollution, protection of human health (as it relates to non-occupational exposures to Hazardous Materials), protection of historic and archaeological resources, protection of natural or wildlife resources, or protection of the Environment including Laws relating to emission, discharges, released, or threatened Releases of Hazardous Materials into the air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act , the Clean Air Act, the Endangered Species Act and the Clean Water Act, each as amended and in effect on the Closing Date;

(jjj)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(kkk)        “Escrow Agent” has the meaning set forth in Section 1.4(c)(i);

(lll)           “Escrow Agreement” has the meaning set forth in Section 1.4(c)(i);

(mmm)     “Escrow Amount” has the meaning set forth in Section 1.4(c)(i);

(nnn)       “Escrow Cash” has the meaning set forth in the Escrow Agreement.

(ooo)       “Escrow Fund” has the meaning set forth in Section 1.4(c)(i);

(ppp)       “Exchange Act” has the meaning set forth in Section 3.4;

(qqq)       “Excluded Liabilities” shall have the meaning set forth in the Drop Down Agreement;

(rrr)          “Financial Liabilities” means liabilities that require or may require settlement in cash, excluding any impairment or defect in the quality of any asset;

(sss)        “Financial Statements” has the meaning set forth in Section 2.4(a);

(ttt)          “Foreign Plan” has the meaning set forth in Section 2.10(f);

(uuu)       “FPA” means the Federal Power Act, as amended from time to time;

(vvv)       “French Amount” means the US dollar equivalent, using the exchange rate published in the Wall Street Journal for the Business Day prior to the Closing Date, of the aggregate amount in the accounts at BNP Paribas of all Subsidiaries of the Company organized in France as of the Closing, as set forth on the certificate delivered pursuant to Exhibit G, Item12.

(www)     “GAAP” has the meaning set forth in Section 2.4(a);

(xxx)         “Governmental Entity” has the meaning set forth in Section 2.3(c);

(yyy)       “Hazardous Material” means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, paint, mine tailings or other by-products or waste products resulting from mining- and beneficiation-related activities, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes, “ “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (c) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Law as of the Effective Time;

(zzz)         “Hold Co” has the meaning set forth in the Preamble;

(aaaa)      “Hold Co Interestholder Meeting” has the meaning set forth in Section 2.25(b);

(bbbb)     “Hold Co Litigation Conditions” has the meaning set forth in Section 7.8(b);

(cccc)      “Hold Co Merger” has the meaning set forth in the Recitals;

(dddd)     “Hold Co Merger Agreement” has the meaning set forth in the Recitals;

(eeee)      “Hold Co Payment Certificate” means the list of all payments made by Hold Co or any of its Subsidiaries between the Closing Date and the Holdback Release Date against any of the accounts payable set forth on the Closing Payment List;

(ffff)         “Hold Co Payments” means the aggregate amount of payments made by Hold Co or any of its Subsidiaries set forth on the Hold Co Payment Certificate;

(gggg)     “Holdback Leases” means each of the Contracts set forth on Schedule 8.4(gggg) that (i) is assigned to Spin-Off Subsidiary or Hold Co, but without releasing the Company from its obligations thereunder, or (ii) has not been terminated or novated, so as to substitute the Spin-Off Subsidiary or Hold Co for the Company or the applicable Project Company as a party to such Contract, in each case prior to the Drop Down Closing.

(hhhh)     “HSR Act” has the meaning set forth in Section 2.3(c);

(iiii)          “Indemnified Person” has the meaning set forth in Section 7.2(c)

(jjjj)          “Indemnification Threshold” has the meaning set forth in Section 7.3(a);

(kkkk)      “Intellectual Property” means the rights associated with or arising out of any of the following:  (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, (“Patents”); (ii) trade secret rights and corresponding rights in other non-public proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (iv) all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common Law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed; and (vi) all domain names, Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing;

(llll)          “IP Agreement” has the meaning set forth in Section 2.8(f);

(mmmm)  “IRCA” has the meaning set forth in Section 2.11(d);

(nnnn)     any reference to a Person’s “knowledge” means the actual knowledge, of such Person’s executive officers after due inquiry of their direct reports, provided that with respect to the Company, executive officers shall mean Randall Goldstein, Phil Rettger, Darien Spencer and Lisa Bodensteiner and direct reports shall mean (i) with respect to Randy Goldstein:  Nam Nguyen, Lisa Bodensteiner, Stephen Shulman and Arun Banskota, (ii) with respect to Phil Rettger:  Monica Lamb, Jim Tyler, Michael Garey, John Sakers, Alan Bernheimer and Darien Spencer, (iii) with respect to Darien Spencer:  Stephen Rush, Frank Lazo and Gautam Ganguly, and (iv) with respect to Lisa Bodensteiner:  Gregory Blue and Liz Nevis (it being understood that any representations and warranties given in this Agreement are not given by any such persons, and that such persons shall have no individual Liability whatsoever to any person with respect to any such representations and warranties, and Parent and Merger Sub hereby waive any and all claims they may have against such persons with respect thereto);

(oooo)     “Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, act, statute, ordinance, regulation, rule, code, order, judgment, injunction, decree, directive, treaty or official directive promulgated by a Governmental Entity;

(pppp)     “Lease Holdback Amount” means the aggregate amount of rent, including interest, late fees and any other charges accrued under the applicable Holdback Lease, including any remaining Liability under or related to such Holdback Lease after termination of the same, as of Closing, due over the term of the Contract for each of the Holdback Leases, as set forth in a certificate from the Company delivered to Parent at Closing (the “Lease Holdback Amount Certificate”) it being understood that the aggregate amount of rent due over the term of each potential Holdback Lease as of the date hereof is set forth in Section 2.14(b)(x) of the Company Disclosure Letter;

(qqqq)     “Lease Holdback Amount Certificate” shall have the meaning set forth in Section 8.4(pppp).

(rrrr)         “Lease Holdback Release Date” shall have the meaning set forth in Section 1.4(c)(i).

(ssss)      “Lease Holdback Shares” shall have the meaning set forth in Section 1.4(c)(i).

(tttt)         “Liability” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undetermined or on- or off-balance sheet, known or unknown;

(uuuu)     “Liability Claim” has the meaning set forth in Section 7.5;

(vvvv)     “Losses” has the meaning set forth in Section 7.2(a);

(wwww)  “Master Sublease” has the meaning set forth in the Drop Down Agreement.

(xxxx)        any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole;

(yyyy)     “Merger” has the meaning set forth in the Recitals;

(zzzz)        “Merger Consideration” has the meaning set forth in Section 1.4(c);

(aaaaa)    “Merger Sub” has the meaning set forth in the Recitals;

(bbbbb)  “Merger Sub Common Stock” has the meaning set forth in Section 1.4(b);

(ccccc)    “Minimum Installed Capacity” means the installed capacity in MW for each Project;

(ddddd)  “MW” means megawatt(s) AC.

(eeeee)    “Newco” has the meaning set forth in the Recitals;

(fffff)        “Non-Project Assets” has the meaning set forth in Section 2.16(c);

(ggggg)   [Intentionally Omitted];

(hhhhh)   “Objection Notice” has the meaning set forth in Section 7.6(a);

(iiiii)         “Other Project Assets” has the meaning set forth in Section 2.16(b);

(jjjjj)         “Parent” has the meaning set forth in the Preamble;

(kkkkk)    “Parent Balance Sheet” has the meaning set forth in Section 3.4;

(lllll)         “Parent Common Stock” has the meaning set forth in Section 1.4(c)(i);

(mmmmm) “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock;

(nnnnn)   “Parent Financials” has the meaning set forth in Section 3.4;

(ooooo)   “Parent Indemnified Person” has the meaning set forth in Section 7.2(a);

(ppppp)   “Parent Litigation Conditions” has the meaning set forth in Section 7.8(a);

(qqqqq)   “Parent Material Adverse Effect” means any effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets, Liabilities, business, operations or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) any effect arising from or relating to changes in general business, economic or securities markets conditions, (ii) any acts of war or other hostilities or terrorism, (iii) any changes affecting the solar power industry generally, (iv) any effect that results from any action taken pursuant to the express provisions of this Agreement, including any action taken with the written consent or at the written direction of the Company or Hold Co, hereby, (v) any change in the trading price of Parent Common Stock (it being understood that the underlying cause of the change in trading may be deemed to constitute and may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (vi) any effect that results from a change in Law or GAAP;

(rrrrr)        “Parent Preferred Stock” means the preferred stock of Parent, par value $0.001 per share;

(sssss)    “Parent SEC Documents” has the meaning set forth in Section 3.4;

(ttttt)                          “Parent Stock Plan” has the meaning set forth in Section 3.1(a);

(uuuuu)                     “Parent Trading Price” means the volume weighted average price of one share of Parent Common Stock (as reported, absent manifest error, on Bloomberg) for the ten consecutive trading days ending on and including the trading day that is two trading days preceding the Closing Date;

(vvvvv)                     “Patents” has the meaning set forth in Section 8.4(kkkk);

(wwwww)                  “Pending Agreements” has the meaning set forth in Section 2.14(f);

(xxxxx)                         “Permit” means any permit, license, approval, consent or authorization issued by a Governmental Entity;

(yyyyy)                     “Permit Applications” has the meaning set forth in Section 2.19(a).

(zzzzz)                         “Permitted Encumbrances” means (i) liens for taxes not yet due or being contested in good faith, (ii) Encumbrances which do not have a Company Material Adverse Effect or a Project Material Adverse Effect, and (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not material, either individually or in the aggregate;

(aaaaaa)                     “Permitted Retained Liabilities” has the meaning set forth in Section 2.5(c);

(bbbbbb)                   “Permitted Tech Sale” has the meaning set forth in Section 4.4(a);

(cccccc)                     a “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, Governmental Entity or other entity or organization;

(dddddd)                   “PG&E” means Pacific Gas and Electric Company, a California corporation;

(eeeeee)                     “PPA” means any Contract for the sale of the electricity and/or Environmental Attributes of a Project;

(ffffff)                         “Pre-Closing Project Liabilities” shall have the meaning set forth in the Drop Down Agreement.

(gggggg)                   “Pre-Closing Tax Liabilities” has the meaning set forth in Section 7.2(a)(iii) and Section 7.2(b);

(hhhhhh)                   “Private Placement Information Statement” has the meaning set forth in Section 4.5(b);

(iiiiii)                           “Project” means each of the solar power projects under development by the Company, either directly or through a Subsidiary, identified on Schedule 8.4(iiiiii);

(jjjjjj)                           “Project Assets” has the meaning set forth in Section 2.16(b);

(kkkkkk)                     “Project Business” means the Company’s and its Subsidiaries businesses directly related to the Projects;

(llllll)                           “Project Business Information” means all originals and all copies of the files, documents, ledgers, instruments, papers, financial records, databases, compilations, books and records and similar information, whether in paper, digital or other tangible or intangible form that are Related to the Project Business;

(mmmmmm)               “Project Business Payments” means (I) prepayments, deposits, payments for land rights, permits, letters of credit in support of PPA’s, and similar payments made by the Company or any of its Subsidiaries that (1) are for the Project Business, and (2) (A) were made between January 1, 2009 and the date hereof and are set forth on Section 2.4 of the Company Disclosure Letter, (B) were made between the date hereof and Closing pursuant to the budget set forth on Schedule 8.4(mmmmmm), (C) were approved by Parent in writing prior to such expenditure, or (D) are Project Pre-Payments made between January 1, 2009 and the date hereof, and (II) the pro rata portion, based on the period starting on the Closing Date and ending on July 17, 2010, of the premium paid by OptiSolar Farms Canada Inc. pursuant to the insurance policy numbered “CP 292084867” by and between OptiSolar Farms Canada Inc. and Continental Casualty Company, which policy became effective as of July 17, 2008, plus the pro rata portion, based on the period starting on the Closing Date and ending on July 17, 2010, of the premium paid by OptiSolar Farms Canada Inc. pursuant to the Commercial Wrap-Up Liability Policy by Lloyd’s Underwriters, which policy became effective as of July 17, 2008;

(nnnnnn)                   “Project Business Payments Certificate” has the meaning set forth in Section 1.6;

(oooooo)                   “Project Company” means each of the wholly-owned Subsidiaries of the Company set forth on Section 2.1(a) of the Company Disclosure Letter other than Hold Co, the Spin-Off Subsidiary and Newco;

(pppppp)                   “Project Company Business” has the meaning set forth in Section 2.1(h);

(qqqqqq)                   “Project Contract” means each Contract that is Related to the Project Business to which the Company or any of its Subsidiaries is a party other than those Contracts set forth on Section 2.13 of the Company Disclosure Letter;

(rrrrrr)                         “Project Employees” has the meaning set forth in Section 2.11(c);

(ssssss)                     “Project Environmental Reports” has the meaning set forth in Section 2.18(a);

(tttttt)                         “Project Fixed Assets” has the meaning set forth in Section 2.16(a);

(uuuuuu)                   “Project IP Rights” has the meaning set forth in Section 2.8(a);

(vvvvvv)                   “Project Material Adverse Effect” means (a) with respect to the Topaz Project, receipt by the Company or the Topaz Project Company of written notice (whether directly or, in the case of clause (i), in an administrative or other public record) of any of the following (i) from the Board of Supervisors of San Luis Obispo County in the Topaz Conditional Use Permit (CUP) proceedings, that the issuance of the Topaz CUP is denied; (ii) from any counterparty to the Real Property Agreements related to the Topaz Project, which individually or in the aggregate impacts at least 10% of the aggregate acreage constituting land rights thereunder, terminating such Real Property Agreements or alleging a material default under such Real Property Agreements, unless the Company promptly cures any such alleged default or provides reasonable evidence that such allegation is untrue; (iii) from Cal-ISO or PG&E, that the interconnection queue position is terminated; or (iv) from PG&E, that the Topaz PPA is terminated or alleging that a material default has occurred under the Topaz PPA for which PG&E intends to terminate the Topaz PPA, unless the Company promptly cures any such alleged default or provides reasonable evidence that such allegation is untrue; or (b) any event, occurrence, change or effect that, individually or in the aggregate materially and adversely impacts (financially or otherwise) the Project Business, other than that part of the Project Business relating to the Topaz Project, taken as a whole (taking account of the ability of the Company, the Surviving Company or any Project Company to acquire, permit, develop, finance, construct, interconnect, own, operate and achieve commercial operation of the Projects (exclusive of the Topaz Project); provided, however,  in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Project Material Adverse Effect:  with respect forgoing clause (b), (A) any effect arising from or relating to changes in general business, economic or securities markets conditions, (B) any acts of war or other hostilities or terrorism, (C) any changes affecting the solar power industry generally, (D) any effect that results from any action taken pursuant to the express provisions of this Agreement (other than the Drop Down or the Distribution), including any action taken with consent or the direction of Parent or Merger Sub, or (E) any effect that results from a change in Law or GAAP);

(wwwwww)               “Project Pre-Payments” has the meaning set forth in Section 2.4(b);

(xxxxxx)                       “Project Registered Intellectual Property” has the meaning set forth in Section 2.8(b);

(yyyyyy)                   “Prudent Industry Practices” shall mean the practices, methods, equipment, specifications, and standards of care, skill, safety and diligence, as the same may change from time to time, but applied in light of the facts known at the time, as are generally applied or utilized under comparable circumstances by experienced and prudent professionals in respect of the design, development, permitting, construction, interconnection, commissioning, maintenance, financing and operation of solar generating facilities of comparable type and complexity to a Project.  “Prudent Industry Practices” do not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods, and standards;

(zzzzzz)                       “PUHCA” means Public Utility Holding Company Act of 1935, as amended;

(aaaaaaa)                   “Purchaser Representative” has the meaning set forth in Section 4.5(a);

(bbbbbbb)                 “Purchaser Representative Agreement” has the meaning set forth in Section 4.5(a);

(ccccccc)                   “Purchaser Representative Condition” has the meaning set forth in Section 4.5(a);

(ddddddd)                 “10-K” has the meaning set forth in Section 3.7;

(eeeeeee)                   “Real Property” has the meaning set forth in Section 2.17(a);

(fffffff)                        “Real Property Agreements” has the meaning given to it in Section 2.17(a);

(ggggggg)                 “Real Property Rights” has the meaning given to it in Section 2.17(a);

(hhhhhhh)                 “Registration Rights Agreement” means the Registration Rights Agreement by and between Parent and Hold Co in substantially the form attached hereto as Exhibit K;

(iiiiiii)                          “Related to the Project Business” means related to, used or held for use in the Project Business or any Project Company Business, whether or not related to, used or held for use in any other business or otherwise;

(jjjjjjj)                          “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials);

(kkkkkkk)                   “Required Permits” has the meaning set forth in Section 2.19;

(lllllll)                          “Required Hold Co Merger Vote” has the meaning set forth in Section 2.25;

(mmmmmmm)            “Required Vote” has the meaning set forth in Section 2.25(b);

(nnnnnnn)                 “Retained Permit Rights” has the meaning set forth in Section 2.19(a);

(ooooooo)                 “SEC” means the United States Securities and Exchange Commission.

(ppppppp)                 “Securities Act” means the Securities Act of 1933, as amended;

(qqqqqqq)                 “Shortlisted Projects” means the projects set forth on Schedule 8.4(qqqqqqq);

(rrrrrrr)                        “Solicitation Date” has the meaning set forth in Section 4.5(b);

(sssssss)                   “Spin-off Subsidiary” has the meaning set forth in the Recitals;

(ttttttt)                        “Stockholders’ Representation Agreement” has the meaning set forth in Section 4.5(a);

(uuuuuuu)                 “Straddle Period” has the meaning set forth in Section 7.2(b);

(vvvvvvv)                 “Subsequent SEC Documents” has the meaning set forth in Section 3.4;

(wwwwwww)            a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;

(xxxxxxx)                     “Surviving Company” has the meaning set forth in Section 1.1;

(yyyyyyy)                 “Tax” has the meaning set forth in Section 2.9(a);

(zzzzzzz)                     “Tax Authority” has the meaning set forth in Section 2.9(a);

(aaaaaaaa)                 “Tax Return” has the meaning set forth in Section 2.9(a);

(bbbbbbbb)              “Tech Environmental Reports” has the meaning set forth in Section 2.18(b);

(cccccccc)                 “Termination Date” has the meaning set forth in Section 6.1(b);

(dddddddd)              “Topaz Phase I” means the first phase of the Topaz Project consisting of 210 MW;

(eeeeeeee)                 “Topaz Phase II” means the second phase of the Topaz Project consisting of 340 MW;

(ffffffff)                      “Topaz PPA” means the Power Purchase and Sale Agreement between PG&E and the Topaz Project Company, executed by PG&E on July 1, 2008 and by the Topaz Project Company on June 30, 2008;

(gggggggg)              “Topaz Project” means the 550 MW Project under development by the Company (through the Topaz Project Company) in San Luis Obispo County, California; and

(hhhhhhhh)              “Topaz Project Company” means Topaz Solar Farms LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Company;

(iiiiiiii)                         “Trademarks” has the meaning set forth in Section 8.4(kkkk);

(jjjjjjjj)                         “Trade Secrets” has the meaning set forth in Section 8.4(kkkk);

(kkkkkkkk)                 “Transfer Contract” means each Contract that is not Related to the Project Business to which the Company or any of its Subsidiaries is a party;

(llllllll)                         “UNFCCC” has the meaning set forth in Section 8.4(ggg);

(mmmmmmmm)         “Unaccredited Investor” means a Person who is not an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act;

(nnnnnnnn)              “Support Agreement” has the meaning set forth in the Recitals; and

(oooooooo)              “Written Consent” shall have the meaning set forth in the Recitals.

(pppppppp)              “Canadian Amount” means the US dollar equivalent, using the exchange rate published in the Wall Street Journal for the Business Day two days prior to the Closing Date, of the aggregate amount in the bank accounts in the name of all Subsidiaries of the Company organized in Canada as of the Closing, as set forth on the certificate delivered pursuant to Exhibit G, Item 12.

(qqqqqqqq)              “Italian Amount” means the US dollar equivalent, using the exchange rate published in the Wall Street Journal for the Business Day two days prior to the Closing Date, of the aggregate amount in the bank accounts in the name of all Subsidiaries of the Company organized in Italy as of the Closing, as set forth on the certificate delivered pursuant to Exhibit G, Item 12.

8.5           Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise, including but not limited to electronic delivery), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.6           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Company Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except the provisions of Article 7, which are intended to be for the benefit of the persons covered thereby and may, to the extent provided therein, be enforced by such persons). No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall not be understood to effect such amendment, such amendment becoming effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

8.7           Assignment.  Except as set forth in Section 7.9, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties except by Parent after the Effective Time to an Affiliate of Parent or in connection with a merger of Parent or a sale of substantially all of the assets of Parent.  In no event shall such assignment relieve Parent of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8           Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

8.9           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  Except as otherwise provided herein all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.10         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

8.11         Binding Arbitration.  From and after the Effective Time, any dispute, claim or controversy arising out of or relating to this Agreement or the Escrow Agreement including, by way of illustration and not limitation, the negotiation, breach, termination, enforcement, interpretation or validity hereof or thereof, including any request for specific performance, claim based on contract, tort, statute or constitution or the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in San Francisco, CA before one arbitrator.  The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as modified in this Section.

(a)            The arbitrator will have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.  The arbitration proceedings will be conducted in English.

(b)            The arbitrator will have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the arbitrator will not have the power to order punitive damages.  The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

(c)            Each party will be entitled to the timely production by the other party of relevant, non-privileged and non-confidential documents or copies thereof.  If the parties are unable to agree on the scope and/or timing of such document production, the arbitrator will have the power, upon application of any party, to make all appropriate orders for the production of documents by any party.

(d)            Before the arbitrator establishes the facts of the case, each party will be entitled to examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue.  If the parties are unable to agree on the propriety, scope or timing of a deposition, the arbitrator, upon the application of any party, may make all appropriate orders in connection with a proposed deposition.

(e)            The arbitrator may appoint expert witnesses only with the consent of all of the parties to the arbitration.

(f)             The arbitrator’s fees and the administrative expenses of the arbitration will be paid equally by the parties to the arbitration.  Each party to the arbitration will pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(g)            The award rendered by the arbitrator will be final and binding on the parties.  The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.  Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(h)            Except as required by Law, neither party nor the arbitrator may disclose the existence, content or results of an arbitration brought in accordance with this Agreement.

(i)             Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 8.2 and irrevocably waives any defenses it may have to service in such manner.

8.12         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.13         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

[Signatures begin on the next page]

Each of Parent, the Company and Hold Co have caused this Agreement to be executed and delivered as of the date first written above.

FIRST SOLAR, INC.

By:	/s/ Michael J. Ahearn
Name: Michael J. Ahearn
Title: Chief Executive Officer

FIRST SOLAR ACQUISITION CORP.

By:	/s/ Mary Beth Gustafsson
Name: Mary Beth Gustafsson
Title: Vice President and General Counsel

OPTISOLAR INC.

By:	/s/ Randall S. Goldstein
Name: Randall S. Goldstein
Title: President and Chief Executive Officer

OPTISOLAR HOLDINGS LLC

By:	/s/ Randall S. Goldstein
Name: Randall. S. Goldstein
Title: President and Chief Executive Officer